EXHIBIT (a)(1)(A)

CONCRETE PUMPING HOLDINGS, INC.

OFFER TO EXCHANGE CERTAIN
OUTSTANDING RESTRICTED SHARE AWARDS FOR
NEW RESTRICTED SHARE AWARDS

DATED OCTOBER 1, 2020

THIS OFFER TO EXCHANGE AND YOUR
WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 P.M.
MOUNTAIN TIME, ON OCTOBER 29, 2020,
UNLESS THE OFFER IS EXTENDED

Concrete Pumping Holdings, Inc., a Delaware corporation (the “Company,” “Concrete Pumping,” “our,” “us” or “we”), is offering eligible employees the opportunity to exchange certain outstanding restricted share awards for a number of new restricted share awards to be granted under the Concrete Pumping Holdings, Inc. 2018 Omnibus Incentive Plan (the “2018 Plan”). Concrete Pumping is both the filing person, the subject person and the issuer of the securities subject to the Offer to Exchange. The new restricted share awards will be granted on the same business day in the United States as the expiration of this offer. We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange Certain Outstanding Restricted Share Awards for New Restricted Share Awards, which we refer to as the Offer to Exchange. Our board of directors approved the Offer to Exchange program on September 28, 2020.

Restricted share awards eligible for exchange, or eligible restricted share awards, are those restricted share awards that meet all of the following requirements:

●

the restricted share awards were granted with 25% of the restricted shares subject to time-based vesting, and referred to in the award agreement and this Offer to Exchange as the Time Vesting Shares, and with 75% of the restricted shares subject to market-based and time-based vesting, and referred to in the award agreement and this Offer to Exchange as Performance Vesting Shares.

●	the Performance Vesting Shares vest as to 1/3 of the restricted shares in three tranches as follows:

o

the Tranche 1 Performance Shares vest in equal 1/3 tranches on the first, second and third anniversary of the 30th consecutive business day on which the Fair Market Value of our common stock equals or exceeds $13.00 per share, which is referred to as the Tranche 1 Price Target;

o

the Tranche 2 Performance Shares vests in equal 1/3 tranches on the first, second and third anniversary of the 30th consecutive business day on which the Fair Market Value of our common stock equals or exceeds $16.00 per share, which is referred to as the Tranche 2 Price Target; and

i

o

the Tranche 3 Performance Shares vests in equal 1/3 tranches on the first, second and third anniversary of the 30th consecutive business day on which the Fair Market Value of our common stock equals or exceeds $19.00 per share, which is referred to as the Tranche 3 Price Target.

●	the restricted share awards were granted under the 2018 Plan; and

●	the restricted share awards are outstanding and not forfeited as of the expiration date of the offer.

Collectively, the Tranche 1 Price Target, Tranche 2 Price Target and Tranche 3 Price Target are referred to in the restricted share award agreement and in this Offer to Exchange as the Performance Price Targets.

You are eligible to participate in the exchange and this offer only if you meet all of the following requirements:

●

you are a regular full-time employee of Concrete Pumping or any of its subsidiaries in the United States on the date this offer commences and remain a regular full-time employee through the completion of the exchange and the date that the new restricted share award is made; and

●	you hold an eligible restricted share award as of the commencement of the exchange.

The new restricted share awards will have a reduced Performance Price Targets as follows:

●	The Tranche 1 Price Target will be reduced from $13.00 per share in the outstanding restricted share awards to $6.00 per share in the new restricted share awards;

●	The Tranche 2 Price Target will be reduced from $16.00 per share in the outstanding restricted share awards to $8.00 per share in the new restricted share awards; and

●	The Tranche 3 Price Target will be reduced from $19.00 per share in the outstanding restricted share awards to $10.00 per share in the new restricted share awards.

Like the outstanding restricted share awards, the new restricted share awards will provide that there will be no further vesting after December 6, 2023 with respect to any Performance Vesting Shares that have not achieved the Performance Price Targets on or before 6:00 pm (ET) on December 6, 2023.

In the exchange, every 2 Performance Vesting Shares of an eligible restricted share award will be exchanged for 1 new Performance Vesting Share of a new restricted share award, on a tranche-by-tranche basis. The number of new Performance Vesting Shares calculated according to this exchange ratio will be rounded down to the nearest whole Performance Vesting Share on a tranche-by-tranche basis within the restricted share award. Fractional Performance Vesting Share will not be issued in the exchange and no cash will be paid for fractional shares.

Other than with respect to the number of Performance Vesting Shares and the Performance Price Targets, the new restricted share awards will have the same substantive terms as the outstanding restricted share awards.

Each eligible employee holds only one eligible restricted share award. If you are eligible to participate in the exchange, you may elect to exchange all or none of the eligible restricted share award you hold. You may not elect to exchange part of your eligible restricted share award or only some of the Performance Vesting Shares of your restricted share award.

All eligible restricted share awards that are properly tendered in the exchange and accepted by us for exchange pursuant to this offer will be cancelled as of the same business day in the United States as the expiration of this offer, and restricted share awards elected for exchange will no longer be outstanding after that time. The new restricted share awards will be granted in exchange for the exchanged restricted share award as of the same business day in the United States as the expiration of this offer.

The new restricted share awards granted in the exchange will be governed by the terms and conditions of the 2018 Plan and a restricted share award agreement between Concrete Pumping and you.

If you choose not to participate in the offer, you will continue to hold your eligible restricted share award on the same terms and conditions and pursuant to the agreement and the 2018 Plan under which it was originally granted.

Bruce Young, our Chief Executive Officer and a director, has indicated his non-binding intention to tender for exchange in the offer his eligible restricted share award for 1,079,880 restricted shares, of which 852,537 restricted shares are Performance Vesting Shares. Iain Humphries, our Chief Financial Officer and a director, has indicated his non-binding intention to tender for exchange in the offer his eligible restricted share award for 839,906 restricted shares, of which 663,084 restricted shares are Performance Vesting Shares.

Although our board of directors has approved this offer, neither we nor our board of directors will make any recommendation as to whether you should exchange, or refrain from exchanging, your eligible restricted share award for a new restricted share award in the offer. You must make your own decision regarding whether to tender your eligible restricted share award for exchange after taking into account your own personal circumstances and preferences. You are encouraged to consult your personal outside advisor(s) as you deem appropriate if you have questions about your financial or tax situation as it relates to this offer.

This offer is subject to certain conditions which we describe under Section 7 of this Offer to Exchange, “Conditions of the Offer,” and the terms and conditions described in this offer.

Please see the section entitled “Risk Factors” in this Offer to Exchange for a discussion of risks and uncertainties that you should consider before tendering your eligible restricted share award for exchange in the offer.

Our common stock trades on the Nasdaq Capital Market under the symbol “BBCP.” On September 30, 2020, the closing price of our common stock as reported by the Nasdaq Capital Market was $3.57 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your eligible restricted share award.

As of September 30, 2020, there were outstanding 4,284,772 shares of our common stock that are restricted shares in outstanding eligible restricted share awards, or approximately 7.4% of the 58,170,206 shares of our common stock outstanding. Of these eligible restricted share awards, 3,382,720 shares were Performance Vesting Shares as of September 30, 2020, or approximately 5.8% of the 58,170,206 shares of our common stock outstanding.

We will administer the offer process through our finance and accounting department. If you want to exchange your eligible restricted share award, you must notify Concrete Pumping Equity Administration of your election before our offer expires. We will email materials to eligible employees and then we will also mail these materials to the homes of all eligible employees. Employees must complete and return an Election Form to Concrete Pumping Equity Administration according to the instructions contained in the form so that Concrete Pumping Equity Administration receives it before the offer expires at 10:00 p.m., Mountain Time, on October 29, 2020 (or, if we extend the offer, a later date that we will specify). To make an election, please submit a copy of your Election Form according to the instructions contained in the form, but the Election Form must be received before 10:00 p.m. Mountain Time on October 29, 2020 (or if we extend the offer, a later date that we will specify).

Responses submitted by any means, other than those delivery methods described in the instructions, are not permitted.

The delivery of all documents, including elections and withdrawals, is at your own risk. Only responses that are complete and actually received by Concrete Pumping Equity Administration by the expiration of the offer will be accepted. If Concrete Pumping Equity Administration does not receive your election by the offer expiration time, you will be deemed to have rejected this offer. We will send you a confirmation after receiving your election or withdrawal. If you do not receive a confirmation, it is your responsibility to confirm that Concrete Pumping Equity Administration has received your election and/or any withdrawal. You should print and save a copy of the confirmation for your records.

You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other offer documents to Kevin McCarty with Concrete Pumping Equity Administration at 303-253-6295.

IMPORTANT

The offer has not been approved or disapproved by the Securities and Exchange Commission (the “Commission”) nor has the Commission passed upon the fairness or merits of the tender offer nor upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

OFFER TO EXCHANGE

Table of Contents

Appendix A:	Information Concerning the Named Executive Officers and Directors of Concrete Pumping Holdings, Inc.

Appendix B:	Summary Financial Information of Concrete Pumping Holdings, Inc.

Appendix C:	Agreements Relating to Securities of Concrete Pumping Holdings, Inc.

SUMMARY TERM SHEET AND QUESTIONS
AND ANSWERS

The following are answers to some of the questions that you may have about this offer. You should read carefully this entire Offer to Exchange (including the appendices), the Election Form, Withdrawal Form and their associated instructions, and the other related documents referenced in this Offer to Exchange. This offer is made subject to the terms and conditions of these documents, which may be amended from time to time hereafter. The information in this summary is not complete and may not contain all of the information that is important to you. Additional important and material information is contained in the remainder of this Offer to Exchange and the other related documents referenced in this Offer to Exchange. Where appropriate, we have included in this summary references to other relevant sections in this Offer to Exchange to help you find more complete information on these topics.

Glossary of Frequently Used Terms in This Offer to Exchange:

●	“2018 Plan” refers to the Concrete Pumping Holdings, Inc. 2018 Omnibus Incentive Plan, as amended from time to time.

●

“active employee” refers to a regular full-time employee of Concrete Pumping or one of Concrete Pumping’s subsidiaries in the United States. An employee is not an “active employee” if he or she (i) is on a “garden leave” or other leave that will result in a termination of employment with Concrete Pumping or one of Concrete Pumping’s subsidiaries; (ii) has provided a notice of resignation; or (iii) has received a notice of termination of employment from Concrete Pumping or one of Concrete Pumping’s subsidiaries.

●	“common stock” refers to Concrete Pumping Holdings, Inc. common stock, par value $0.0001 per share.

●	“eligible employee” refers to an active employee as of the commencement of the offer who remains an active employee through the completion of the offer.

●	“eligible restricted share award” refers to an individual grant of an eligible restricted share award.

●

“eligible restricted share awards” refers to the restricted share awards granted under the 2018 Plan that are outstanding and not forfeited as of the expiration date of this offer and that were granted with 25% Time Vesting Shares and 75% Performance Vesting Shares. The Performance Vesting Shares vest as to 1/3 of the restricted shares in three tranches as follows:

o

the Tranche 1 Performance Shares vest in equal 1/3 tranches on the first, second and third anniversary of the 30th consecutive business day on which the Fair Market Value of our common stock equals or exceeds $13.00 per share, which is referred to as the Tranche 1 Price Target;

o

the Tranche 2 Performance Shares vests in equal 1/3 tranches on the first, second and third anniversary of the 30th consecutive business day on which the Fair Market Value of our common stock equals or exceeds $16.00 per share, which is referred to as the Tranche 2 Price Target; and

o

the Tranche 3 Performance Shares vests in equal 1/3 tranches on the first, second and third anniversary of the 30th consecutive business day on which the Fair Market Value of our common stock equals or exceeds $19.00 per share, which is referred to as the Tranche 3 Price Target.

●	“exchange” means the exchange of exchanged restricted share awards for new restricted share awards.

●	“exchanged restricted share award” refers to the eligible restricted share award that you exchange pursuant to this offer.

●

“expiration” or “expiration date” refers to the date that this offer expires. The expiration date of this offer is October 29, 2020, at 10:00 p.m. Mountain Time. We may extend the expiration date at our sole discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

●

“grant date” refers to the date the new restricted share awards will be granted in exchange for exchanged restricted share awards, which will be the same business day in the U.S. as the expiration date. We expect that the grant date will be October 29, 2020. If the expiration date of this offer is extended, then the grant date will be correspondingly delayed.

●

“new restricted share award” refers to the restricted share award granted pursuant to this offer that replaces your eligible restricted share award you elect to exchange. A new restricted share award granted in connection with this offer will be granted on the same U.S. business day as the expiration date pursuant to the 2018 Plan, and will be subject to the terms and conditions of a restricted share award agreement between you and us.

●

“offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date. This period will commence on October 1, 2020, and expire at 10:00 p.m. Mountain Time, on October 29, 2020, unless we extend the offer.

●	“Offer to Exchange” refers to this Offer to Exchange Certain Outstanding Restricted Share Awards for New Restricted Share Awards (as it may be amended and supplemented from time to time).

●

“Performance Price Targets” refers to, collectively, the Tranche 1 Price Target, Tranche 2 Price Target and Tranche 3 Price Target referred to in the restricted share award agreements of eligible restricted share awards. “Performance Vesting Shares” are the restricted shares of an eligible restricted share award subject to market-based and time-based vesting and referred to in the restricted share award agreement as Performance Vesting Shares.

●

“restricted share awards” are awards of Concrete Pumping common stock that are subject to transfer restrictions and risk of forfeiture that lapse only if and to the extent the vesting criteria are satisfied and other terms and conditions set forth in the relevant award agreements and 2018 Plan are satisfied.

●	“Schedule TO” refers to the Tender Offer Statement on Schedule TO filed by Concrete Pumping Holdings, Inc. with the SEC, as it may be amended from time to time.

●	“SEC” refers to the U.S. Securities and Exchange Commission.

●

“tendering” an eligible restricted share award means that you have agreed to exchange your eligible restricted share award for a new restricted share award based on the terms and subject to the conditions set forth in the Offer to Exchange.

●	“Time Vesting Shares” are the restricted shares of an eligible restricted share award subject to time-based vesting and referred to in the award agreement as the Time Vesting Shares.

1.	What is the offer?

The offer is an offer by Concrete Pumping to allow eligible employees of Concrete Pumping and its subsidiaries in the United States to voluntarily exchange certain outstanding restricted share awards with Price Vesting Targets of $13.00 per share, $16.00 per share and $19.00 per share for new restricted share awards with reduced Price Vesting Targets of $6.00 per share, $8.00 per share and $10.00 per share and with a reduced number of Performance Vesting Shares determined by a 2-for-1 exchange ratio. That is, in the exchange, every 2 Performance Vesting Shares of an eligible restricted share award will be exchanged for 1 new Performance Vesting Share of a new restricted share award.

The new restricted share awards will be granted on the same business day in the U.S. as the expiration of this offer.

2.	Why is Concrete Pumping making this offer?

We have experienced a significant decline in our stock price over the last 12 months in light of market conditions over which we have little or no control. A considerable number of our employees hold eligible restricted share awards and as a result of the price decline, the Price Vesting Targets significantly exceed the recent trading prices of our common stock. For example, the closing price of our common stock on the Nasdaq Capital Market on September 30, 2020 was $3.57, whereas the lowest Price Vesting Target is $13.00 in an eligible restricted share award.

Although we continue to believe that equity awards are an important component of our employees’ total incentive benefits and provide us with a competitive advantage, we also believe that many of our employees view their existing restricted share awards with Price Vesting Targets as having little or no value due to the difference between the existing Price Vesting Targets and the current market price of our common stock. In addition, the market for key employees remains extremely competitive, notwithstanding the current economic turmoil. At the very time we need the motivation, skill and effort of our employees, the existing Price Vesting Targets are demotivating when the restricted share awards are underwater through no fault of the employee. As a result, for many employees, we believe that the restricted share awards with the existing Price Vesting Targets are no longer effective at providing the incentives that our board of directors and compensation committee believe are necessary to motivate and retain our employees.

This exchange is completely voluntary, and will allow eligible employees to choose whether to keep their existing eligible restricted share awards at the existing Price Vesting Targets or to exchange those eligible restricted share awards for a lesser number of new restricted share awards with reduced Price Vesting Targets to be granted upon the same business day in the U.S. as the expiration date.

By making this offer, we intend to provide our eligible employees with the opportunity to receive new restricted share awards that may have a greater retentive and incentive value than the exchanged restricted share award. We believe that this offer will better align the interests of our employees and stockholders to maximize stockholder value. See Section 3 of this Offer to Exchange entitled “Purposes of the Offer” for more information.

3.	Is Concrete Pumping making any recommendation as to whether I should exchange my eligible restricted share award?

No. We are providing substantial information to assist you in making your own informed decision. However, we are not making any recommendation as to whether or not you should participate in this offer. No one from Concrete Pumping is, or will be, authorized to provide you with advice, recommendations or additional information. You must make your own personal decision as to whether or not to participate in this offer. We encourage you to consult with your personal legal counsel, accountant, financial, and/or tax advisor for further advice. Please also review the “Risk Factors” section that appears after this Summary Term Sheet.

4.	Who is eligible to participate in this offer?

You may participate in this offer if you are an active employee on the commencement of this offer and you remain an active employee through the expiration of the offer. Our Chief Executive Officer and other executive officers holding eligible restricted share awards may participate in the offer to the extent otherwise eligible. See Section 1 of this Offer to Exchange entitled “Eligibility” for more information.

5.	Am I required to participate in this exchange?

No. Participation in this offer is completely voluntary.

6.	What happens to my eligible restricted share award if I choose not to participate or if my eligible restricted share award is not accepted for exchange?

If you choose not to participate or your eligible restricted share award is not accepted for exchange, your eligible restricted share award will remain outstanding until it is forfeited or vests by its existing terms and will retain its existing Performance Price Targets, existing vesting schedule and other existing terms and conditions as set forth in the 2018 Plan and the agreement related to the eligible restricted share award. See Section 2 entitled “Eligible Restricted Share Awards; Number of New Restricted Share Awards; Expiration Date” and Section 6 entitled “Acceptance of Restricted Share Awards for Exchange; Grant of New Restricted Share Awards” of this Offer to Exchange for more information.

7.	Which of my restricted share awards are eligible to be exchanged?

Each eligible employee holds only one eligible restricted share award. Your eligible restricted share award is the restricted share award granted under the 2018 Plan that is outstanding and not forfeited as of the expiration date of this offer, that was granted with 25% Time Vesting Shares and 75% Performance Vesting Shares.

The Performance Vesting Shares vest as to 1/3 of the restricted shares in three tranches as follows:

●

the Tranche 1 Performance Shares vest in equal 1/3 tranches on the first, second and third anniversary of the 30th consecutive business day on which the Fair Market Value of our common stock equals or exceeds $13.00 per share, which is referred to as the Tranche 1 Price Target;

●

the Tranche 2 Performance Shares vests in equal 1/3 tranches on the first, second and third anniversary of the 30th consecutive business day on which the Fair Market Value of our common stock equals or exceeds $16.00 per share, which is referred to as the Tranche 2 Price Target; and

●

the Tranche 3 Performance Shares vests in equal 1/3 tranches on the first, second and third anniversary of the 30th consecutive business day on which the Fair Market Value of our common stock equals or exceeds $19.00 per share, which is referred to as the Tranche 3 Price Target.

To help you determine your eligible restricted share award, please refer to the grant information available in the materials that we have emailed to you and mailed to your home. These materials identify your eligible restricted share award and related information, including the number of restricted shares in your eligible restricted share award and the number of Performance Vesting Shares in your restricted share award.

8.	How long will eligible employees have to exchange eligible restricted share awards?

To properly elect to exchange an eligible restricted share award, an eligible employee must notify Concrete Pumping Equity Administration of his or her election before 10:00 p.m., Mountain Time, on the expiration date, which is currently October 29, 2020 (or, if we extend the offer, a later date that we will specify). Please see the answer to Question 26 (“How do I participate in this offer?”), Section 2 of this Offer to Exchange entitled “Eligible Restricted Share Awards; Number of New Restricted Share Awards; Expiration Date” and Section 4 of this Offer to Exchange entitled “Procedures for Electing to Exchange Restricted Share Awards” for more information.

9.	If I participate in this offer, can I exchange part of my eligible restricted share award?

No. Each eligible employee holds only one eligible restricted share award. If you are eligible to participate in the exchange, you may elect to exchange all or none of the eligible restricted share award you hold. You may not elect to exchange part of your eligible restricted share award or only some of the Performance Vesting Shares of your restricted share award. See Section 2 of this Offer to Exchange entitled “Eligible Restricted Share Awards; Number of New Restricted Share Awards; Expiration Date” for more information.

10.	Can I exchange Concrete Pumping stock options, other restricted share awards or other equity awards?

No. This offer relates only to certain outstanding restricted share awards of Concrete Pumping that are eligible restricted share awards. You may not exchange any other security of Concrete Pumping or any equity awards (other than eligible restricted share awards) in this offer. See Section 2 of this Offer to Exchange entitled “Eligible Restricted Share Awards; Number of New Restricted Share Awards; Expiration Date” for more information.

11.	Are there circumstances under which I would not be granted a restricted share award in the exchange?

Yes. If, for any reason, you are not an eligible employee at the time of the commencement and the expiration of the offer, you will not receive a new restricted share award. Instead, you will keep your eligible restricted share award and the restricted share award will vest or be forfeited in accordance with its existing terms and conditions. Except as provided by applicable law and/or any employment agreement between Concrete Pumping and you, your employment with Concrete Pumping remains “at-will” regardless of your participation in the offer and can be terminated by you or your employer at any time with or without cause or notice. The offer to exchange is wholly discretionary in nature and any benefits afforded under the 2018 Plan do not form an employment contract with Concrete Pumping or any of its affiliates. The grant of a new restricted share award in the offer will not give you any right to any future grants under the 2018 Plan or any other Concrete Pumping equity plans. See Section 1 of this Offer to Exchange entitled “Eligibility” for more information.

12.	Can I elect to receive cash in exchange for my eligible restricted share award instead of a new restricted share award?

No, you cannot choose to receive cash in exchange for your eligible restricted share award.

13.	How will the number of new restricted share awards that I will receive for my tendered eligible restricted share awards be calculated?

In the exchange, every 2 Performance Vesting Shares of an eligible restricted share award will be exchanged for 1 new Performance Vesting Share of a new restricted share award, on a tranche-by-tranche basis. The number of new Performance Vesting Shares calculated according to this exchange ratio will be rounded down to the nearest whole Performance Vesting Share on a tranche-by-tranche basis within the restricted share award. Fractional Performance Vesting Share will not be issued in the exchange and no cash will be paid for fractional shares.

The new restricted share award will contain the same vesting provisions relating to the same number of Time Vesting Shares that are restricted shares as of the grant date of the new restricted share award. The exchange ratio will not be applied to any Time Vesting Shares. However, we will appropriately adjust the number of Time Vesting Shares to reflect the number of shares vested prior to the grant date of the new restricted share award.

All eligible restricted share awards that are properly tendered in the exchange and accepted by us for exchange pursuant to this offer will be cancelled as of the same business day in the U.S. as the expiration of this offer, and eligible restricted share awards elected for exchange will no longer be outstanding after that time. The new restricted share awards will be granted in exchange for the exchanged restricted share awards as of the same business day in the U.S. as the expiration of this offer.

See Section 2 of this Offer to Exchange entitled “Eligible Restricted Share Awards; Number of New Restricted Share Awards; Expiration Date” for more information.

14.	Once I tender my exchanged restricted share award, is there anything I must do to receive the new restricted share award?

No. Once your exchanged restricted share award has been tendered, you do not need to take additional action in order to receive your new restricted share award. Your new restricted share award will be granted to you on the same business day in the U.S. as the expiration of the offer, which will be the same day that the exchanged restricted share award is cancelled. We expect that the grant date will be October 29, 2020. However, if the expiration date is extended, the grant date will be correspondingly delayed.

All new restricted share awards will be granted under the 2018 Plan and will be subject to the terms and conditions of a restricted share award agreement between you and Concrete Pumping. The number of new restricted share awards you will receive will be determined as described in Section 2 of this Offer to Exchange. You will receive your new restricted share award agreement as soon as reasonably practicable after the expiration of the offer. You must sign and return the new restricted share award agreement to us.

You will receive the unrestricted shares subject to the new restricted share award when and if your new restricted share award vests. See the answers to Question 20, “When will the Time Vesting Shares in my new restricted share award vest?” and Question 21 “When will the Performance Vesting Shares in my new restricted share award vest?” along with Section 9 of this Offer to Exchange entitled “Source and Amount of Consideration; Terms of New Restricted Share Awards” for more information.

15.	Do I have to pay Concrete Pumping for my new restricted share award?

You do not have to make any cash payment to Concrete Pumping to receive a grant of new restricted share award in exchange for your exchanged restricted share award, and you do not have to pay Concrete Pumping to receive the shares of common stock that become issuable to you if your new restricted share award vests. However, please see the answer to Question 22, “Will I have to pay taxes if I participate in the offer?” regarding taxes that may be payable by you upon the tender of your eligible restricted share award, a grant of new restricted share award and/or the vesting of your new restricted share award. Also, see Section 9 of this Offer to Exchange entitled “Source and Amount of Consideration; Terms of New Restricted Share Awards” for more information.

16.	When will I receive new restricted share awards in the exchange?

New restricted share awards will be granted in exchange for your tendered eligible restricted share awards on the grant date, which will be the same U.S. business day as the expiration date. Accordingly, we expect the grant date will be October 29, 2020. However, if the expiration date is extended, the grant date will be correspondingly delayed. You will receive your restricted share award agreement as soon as reasonably practicable after the expiration of the offer. You will receive the unrestricted shares subject to the new restricted share awards when and if your new restricted share award vests. See the answers to Question 20, “When will the Time Vesting Shares in my new restricted share award vest?” and Question 21 “When will the Performance Vesting Shares in my new restricted share award vest?” along with Section 9 of this Offer to Exchange entitled “Source and Amount of Consideration; Terms of New Restricted Share Awards” and Section 6 of this Offer to Exchange entitled “Acceptance of Restricted Share Awards for Exchange; Grant of New Restricted Share Awards” for more information.

17.	Will I be required to give up all of my rights under the exchanged restricted share award?

Yes. Once we have accepted your exchanged restricted share award, the exchanged restricted share award will be cancelled, you will have no right, title or interest to the exchanged restricted share award, and the award notice and agreement evidencing the exchanged restricted share award shall be void and of no further effect.

18.	When will my exchanged restricted share award be cancelled?

Your exchanged restricted share award will be cancelled as of the same U.S. business day as the expiration date of the offer. The expiration date will be October 29, 2020, unless the offer is extended, in which case the cancellation of your exchanged restricted share award will be correspondingly delayed. See Section 6 of this Offer to Exchange entitled “Acceptance of Restricted Share Awards for Exchange; Grant of New Restricted Share Awards” for more information.

19.	Will the terms and conditions of my new restricted share award be the same as my exchanged restricted share award?

Your new restricted share award will be granted under the 2018 Plan and will be subject to a restricted share award agreement. Other than with respect to the number of Performance Vesting Shares and the Performance Price Targets, the new restricted share awards will have the same substantive terms as the outstanding restricted share awards. In particular, the new restricted share award will contain the same vesting provisions relating to the same number of Time Vesting Shares that are restricted shares as of the grant date of the new restricted share award. The exchange ratio will not be applied to any Time Vesting Shares. However, we will appropriately adjust the number of Time Vesting Shares to reflect the number of shares vested prior to the grant date of the new restricted share award.

The form of restricted share award agreement under the 2018 Plan is included as an exhibit to the Schedule TO, which is available on the SEC website at www.sec.gov. See the answers to Question 20, “When will the Time Vesting Shares in my new restricted share award vest?” and Question 21 “When will the Performance Vesting Shares in my new restricted share award vest?” along with Section 9 of this Offer to Exchange entitled “Source and Amount of Consideration; Terms of New Restricted Share Awards” for more information.

20.	When will the Time Vesting Shares in my new restricted share award vest?

The new restricted share award will contain the same vesting provisions relating to the same number of Time Vesting Shares that are restricted shares as of the grant date of the new restricted share award. The exchange ratio will not be applied to any Time Vesting Shares. However, we will appropriately adjust the number of Time Vesting Shares to reflect the number of shares vested prior to the grant date of the new restricted share award.

For example, assume you were originally issued an eligible restricted share award for 10,500 restricted shares, of which 2,625 were Time Vesting Shares and 7,875 were Performance Vesting Shares. Also assume that your Time Vesting Shares vest in equal tranches of 525 restricted shares on each of December 6, 2019, 2020, 2021, 2022 and 2023. If the expiration date of the offer was October 29, 2020, 525 Time Vesting Shares of your 2,625 Time Vesting Shares would have vested and 2,100 restricted shares would be Time Vesting Shares as of October 29, 2020.

If you exchanged this eligible restricted share award for 9,975 restricted shares, of which 2,100 restricted shares were Time Vesting Shares and 7,875 restricted shares were Performance Vesting Shares, you would receive a new restricted share award for 6,036 restricted shares, or 2,100 Time Vesting Shares and 3,936 Performance Vesting Shares. The new restricted share award agreement will provide that your 2,100 Time Vesting Shares would vest in equal tranches of 525 restricted shares on each of December 6, 2020, 2021, 2022 and 2023. This is the same vesting schedule as if your exchanged restricted share award.

The other conditions applicable to the outstanding restricted share awards, including termination of vesting upon termination of service, will also apply to the new restricted share awards. The new restricted share awards granted in the exchange will be governed by the terms and conditions of the 2018 Plan and the restricted share award agreement to be entered into under the 2018 Plan.

See Section 9 of this Offer to Exchange entitled “Source and Amount of Consideration; Terms of New Restricted Share Awards” for more information.

21.	When will the Performance Vesting Shares in my new restricted share award vest?

The new restricted share awards will provide that the Performance Vesting Shares, as reduced based upon the 2-for-1 exchange ratio as required by the terms of the offer, will vest based on the reduced Performance Price Targets:

●	The Tranche 1 Price Target will be reduced from $13.00 per share in the outstanding restricted share awards to $6.00 per share in the new restricted share awards;

●	The Tranche 2 Price Target will be reduced from $16.00 per share in the outstanding restricted share awards to $8.00 per share in the new restricted share awards; and

●	The Tranche 3 Price Target will be reduced from $19.00 per share in the outstanding restricted share awards to $10.00 per share in the new restricted share awards.

Like the outstanding restricted share awards, the new restricted share awards will provide that each of the three tranches of Performance Vesting Shares will vest in three equal tranches on the first, second and third anniversaries of the 30th consecutive business day on which the Fair Market Value of the Common Stock equals or exceeds the Performance Price Target applicable to that tranche (reduced as described above).

Like the outstanding restricted share awards, the new restricted share awards will provide that there will be no further vesting after December 6, 2023 with respect to any Performance Vesting Shares that have not achieved the Performance Price Targets on or before 6:00 pm (ET) on December 6, 2023. The other conditions applicable to the outstanding restricted share awards, including termination of vesting upon termination of service, will also apply to the new restricted share awards. Additionally, the new restricted share award will contain the same vesting provisions relating to the same number of Time Vesting Shares as are reflected in the eligible restricted share award.

The other conditions applicable to the outstanding restricted share awards, including termination of vesting upon termination of service, will also apply to the new restricted share awards. The new restricted share awards granted in the exchange will be governed by the terms and conditions of the 2018 Plan and the restricted share award agreement to be entered into under the 2018 Plan.

See Section 9 of this Offer to Exchange entitled “Source and Amount of Consideration; Terms of New Restricted Share Awards” for more information.

22.	Will I receive a restricted share award agreement for my new restricted share award?

Yes. All new restricted share awards will be subject to the terms and conditions of the 2018 Plan and a restricted share award agreement between you and Concrete Pumping. The 2018 Plan and the form of restricted share award agreement under the 2018 Plan are referenced as exhibits to the Schedule TO, which is available on the SEC website at www.sec.gov. You will receive your new restricted share award agreement as soon as reasonably practicable after the expiration of the offer. You must sign and return the new restricted share award agreement to us. See Section 9 of this Offer to Exchange entitled “Source and Amount of Consideration; Terms of New Restricted Share Awards” for more information.

23.	Will I have to pay taxes if I participate in the offer?

If you participate in the offer and are a U.S. taxpayer, the exchange of the restricted share award should be treated as a non-taxable exchange and neither we nor you should recognize any income for U.S. federal income tax purposes at the time of the exchange or, with respect to new restricted share awards, at the time of the new restricted share award grant date. However, you normally will have taxable income when the restricted share awards vest and the unrestricted shares are issued to you, at which point Concrete Pumping typically also will have a tax withholding obligation.

Through the restricted share award agreement, you will authorize withholding from any amounts payable to you, and you will agree to make adequate provision in cash for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of Concrete Pumping, or any affiliate or subsidiary, which arise in connection with your new restricted share award. In our sole discretion, we may elect, and you authorize us, to withhold vested shares in such amounts as we determine are necessary to satisfy your tax withholding payment obligations. Unless your tax withholding payment obligations are satisfied, we will have no obligation to deliver to you any shares.

You also may have taxable capital gain in the U.S. when you sell the shares you acquire through the vesting of the restricted share award. Please see Section 14 entitled “Material Income Tax Consequences” for a summary of the general tax consequences associated with your eligible restricted share award and new restricted share award.

You should consult with your personal tax advisor to determine the personal tax consequences to you of participating in this offer.

24.	What if Concrete Pumping is acquired by another company?

Although we currently are not anticipating any such merger or acquisition, if we merge or consolidate with or are acquired by another entity prior to the expiration of the offer, you may choose to withdraw the restricted share awards which you tendered for exchange and your restricted share award will be treated in accordance with the 2018 Plan and restricted share award agreement. Further, if Concrete Pumping is acquired or proposed to be acquired prior to the expiration of the offer, we reserve the right to withdraw the offer. If we withdraw the offer, your restricted share award and your rights under the award will be governed by the 2018 Plan and restricted share award agreement under which the award was granted, and you will receive no new restricted share awards in exchange for any outstanding restricted share award.

If Concrete Pumping is acquired or proposed to be acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new restricted share awards, including any adjustments to the Performance Price Targets and number of shares that will be subject to the new restricted share awards. Under such circumstances, the type of security and the number of shares covered by your new restricted share award would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. Because of this adjustment, you may receive a new restricted share award covering more or fewer shares of the acquiror’s shares than the number of shares subject to the eligible restricted share award that you tendered for exchange or than the number you would have received pursuant to the new restricted share award if no acquisition had occurred.

25.	Are there any conditions to this offer?

Yes. The completion of this offer is subject to a number of conditions that are described in Section 7 of this Offer to Exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible restricted share awards, though we may do so at our sole discretion. See Section 2 of this Offer to Exchange entitled “Eligible Restricted Share Awards; Number of New Restricted Share Awards; Expiration Date” and Section 7 of this Offer to Exchange entitled “Conditions of the Offer” for more information.

The offer is not conditioned upon a minimum number of eligible restricted share awards being tendered for exchange or a minimum number of eligible employees participating.

26.	If you extend or otherwise change the offer, how will you notify me?

If we extend or otherwise change this offer, we will issue a press release, email and/or other form of communication disclosing the extension no later than 7:00 a.m. Mountain Time, on the next U.S. business day following the previously scheduled expiration date. See Section 2 of this Offer to Exchange entitled “Eligible Restricted Share Awards; Number of New Restricted Share Awards; Expiration Date” and Section 15 of this Offer to Exchange entitled “Extension of Offer; Termination; Amendment” for more information.

27.	How do I participate in this offer?

To properly elect to exchange your eligible restricted share award, you must notify Concrete Pumping Equity Administration of your election before 10:00 p.m., Mountain Time, on the expiration date, which is currently October 29, 2020 (or, if we extend the offer, a later date that we will specify). We will email the materials to all eligible employees on the date the offer commences. On that same date, we will also mail materials to the homes of eligible employees.

Employees may complete and return an Election Form to Concrete Pumping Equity Administration according to the instructions contained in the form so that Concrete Pumping Equity Administration receives it before the offer expires at 10:00 p.m., Mountain Time, on the expiration date, which is currently October 29, 2020 (or, if we extend the offer, a later date that we will specify).

We will strictly enforce the offering period, subject only to any extension of the expiration date of the offer, which we may grant in our sole discretion. See Section 4 of this Offer to Exchange entitled “Procedures for Electing to Exchange Restricted Share Awards” for more information.

28.	Can I change my mind and withdraw my eligible restricted share award from the offer?

Yes. You may change your mind after you have submitted an Election Form and withdraw your elected restricted share award from the offer at any time before the offer expires at 10:00 p.m., Mountain Time on the expiration date (expected to be October 29, 2020). If we extend the expiration date, you may withdraw your election at any time until the extended offer expires. You may withdraw your election by submitting a Withdrawal Form. Your Withdrawal Form must be received by Concrete Pumping Equity Administration before the offer expires. See Section 5 of this Offer to Exchange entitled “Withdrawal Rights and Change of Election” for more information.

You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form or Withdrawal Form we receive before the offer expires on the expiration date.

29.	What if I withdraw my election and then decide again that I want to participate in this offer?

If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by delivering a new properly completed Election Form via email to exchange@cphinc.net, regular mail or overnight delivery. The new Election Form must be signed and dated after the date of your withdrawal and Concrete Pumping Equity Administration must receive your new Election Form before the offer expires. See Section 5 of this Offer to Exchange entitled “Withdrawal Rights and Change of Election” for more information.

30.	Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?

For assistance, you should contact Kevin McCarty with Concrete Pumping Equity Administration at 303-253-6295.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Exchange and the documents incorporated by reference into this Offer to Exchange contain forward-looking statements. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and other similar expressions. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Exchange, which speak only as of the date hereof.

Factors that could cause our actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to:

●	Public health emergencies, epidemics, or pandemics, including the novel coronavirus, could adversely affect our business, results of operations and financial condition.

●	Our business is cyclical in nature and a slowdown in the economic recovery or a decrease in general economic activity could have a material adverse effect on our revenues and operating results.

●	Our business is seasonal and subject to adverse weather.

●	Our revenue and operating results have varied historically from period to period and any unexpected periods of decline could result in an overall decline in our available cash flows.

●	Our business is highly competitive and competition may increase, which could have a material adverse effect on our business.

●	We are dependent on our relationships with key suppliers to obtain equipment for our business.

●

We are exposed to liability claims on a continuing basis, which may exceed the level of our insurance or not be covered at all, and this could have a material adverse effect on our operating performance.

●

Potential acquisitions and expansions into new markets may result in significant transaction expense and expose us to risks associated with entering new markets and integrating new or acquired operations.

●	We may not realize the anticipated synergies and cost savings from acquisitions.

●

We have operations throughout the United States and the United Kingdom, which subjects us to multiple federal, state, and local laws and regulations. Moreover, we operate at times as a government contractor or subcontractor which subjects us to additional laws, regulations, and contract provisions. Changes in law, regulations, government contract provisions, or other legal requirements, or our material failure to comply with any of them, can increase our costs and have other negative impacts on our business.

●

We are subject to numerous environmental and safety regulations. If we are required to incur compliance or remediation costs that are not currently anticipated, our liquidity and operating results could be materially and adversely affected.

●

Our business depends on favorable relations with our employees. Any deterioration of these relations, including those with our union-represented employees, issues with our collective bargaining agreements, labor shortages or increases in labor costs could disrupt our ability to serve our customers, lead to higher labor costs or the payment of withdrawal liability in connection with multiemployer plans, adversely affecting our business, financial condition and results of operations.

●	Labor relations matters at construction sites where we provide services may result in increases in our operating costs, disruptions in our business and decreases in our earnings.

●	Turnover of members of our management, staff and pump operators and our ability to attract and retain key personnel may affect our ability to efficiently manage our business and execute our strategy.

●	Our credit facilities may limit our financial and operating flexibility.

●	We have a significant amount of indebtedness, which could adversely affect our cash flow and our ability to operate our business and to fulfill our obligations under our indebtedness.

●	Changes in interest rates may adversely affect our earnings and/or cash flows.

●	Our business could be hurt if we are unable to obtain capital as required, resulting in a decrease in our revenue and cash flows.

●

We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under applicable debt instruments, which may not be successful.

●

Disruptions in our information technology systems due to cyber security threats or other factors could limit our ability to effectively monitor and control our operations and adversely affect our operating results, and unauthorized access to customer information on our systems could adversely affect our relationships with our customers or result in liability.

●	Fluctuations in fuel costs or reduced supplies of fuel could harm our business.

●	Due to the material portion of our business conducted in currency other than U.S. dollars, we have significant foreign currency risk.

●	If we determine that our goodwill has become impaired, we may incur impairment charges, which would negatively impact our operating results.

●	Shares of our common stock have been thinly traded in the past.

●	Future sales of our common stock may cause the market price of our securities to drop significantly, even if our business is doing well.

●

Our quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to seasonality and other factors, some of which are beyond our control, resulting in a decline in our stock price.

●	Our warrants are exercisable for common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

●	Anti-takeover provisions contained in the Charter and Bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Any forward-looking statements in this Offer to Exchange reflect our current views with respect to future events or to our future financial performance. A more detailed description of risk factors that may affect our operating results can be found in Part II, Item 1A. “Risk Factors” in our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2020 filed with the SEC on September 9, 2020, Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended October 31, 2019 filed with the SEC on January 14, 2020, and our other filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with the offer.

RISK FACTORS

Participating in the exchange involves a number of risks and uncertainties, including those described below. You should carefully review these risks and uncertainties, and the other information contained in this Offer to Exchange (including the appendices to this Offer to Exchange) and in our other filings with the SEC. You are also encouraged to speak with your personal legal, investment and tax advisors, before deciding to participate in the exchange.

Risks Related to the Offer and the Exchange

Because of the 2-for-1 exchange ratio with respect to the Performance Vesting Shares, you will have an immediate reduction in the voting rights and dividend rights in your new restricted share award as compared to your exchanged restricted share award.

As a holder of an eligible restricted share award, you have the right to vote and the right to receive dividends with respect to the restricted shares of that award. Because the exchange ratio of this offer is 2-for-1 with respect to the Performance Vesting Shares, you will receive a reduced number of restricted shares in the new restricted share award granted to you in exchange for the exchanged restricted share award. As a result, your voting power and entitlement to dividends, if any are declared, will be reduced if you participate in this offer and exchange your eligible restricted share award for a lesser number of restricted shares in a new restricted share award.

We have not paid any cash dividends on our common stock to date. It is our present intention to retain any earnings for use in our business operations and, accordingly, we do not anticipate our board of directors declaring any dividends in the foreseeable future. Currently, the credit facilities include negative covenants restricting our ability pay dividends.

If the price of our common stock increases after the date on which your exchanged restricted share award is cancelled, your exchanged restricted share award might have been worth more than the new restricted share awards that you receive in exchange for them.

Because the exchange ratio of this offer is 2-for-1 with respect to the Performance Vesting Shares, it is possible that, at some point in the future, your exchanged restricted share award would have been economically more valuable than the new restricted share award granted to you pursuant to this offer.

For example, assume you held an eligible restricted share award for 9,975 restricted shares, of which 2,100 restricted shares were Time Vesting Shares and 7,875 restricted shares were Performance Vesting Shares with Price Vesting Targets of $13.00 per share, $16.00 per share and $19.00 per share. Assume, for illustrative purposes only, that the price of our common stock increases to $20.00 per share following the completion of the exchange but before December 6, 2023 and you become fully vested in your eligible restricted share award. Under this example, if you are a U.S. employee and kept your eligible restricted share award and sold the vested shares at $20.00 per share, you would have realized pre-tax gain of $199,500. However, if you exchanged your eligible restricted share award for a new restricted share award, your new restricted share award would be granted for 6,036 restricted shares, or 2,100 Time Vesting Shares and 3,936 Performance Vesting Shares, which were calculated based upon the 2-for-1 exchange ratio as required by the terms of the offer. Under the same assumptions illustrated above, if you immediately sold the 6,036 restricted shares subject to the new restricted share award upon vesting when the price of our common stock was $20.00 per share, you would realize a pre-tax gain of only $120,720.

If we are acquired by or merge with another company, your exchanged restricted share award may be worth more than the new restricted share awards that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our shares, potentially in excess of the Performance Price Targets. Depending on the structure and terms of this type of transaction, eligible employees who elect to participate in the offer may receive less benefit from appreciation in the price of our shares resulting from the merger or acquisition due to the 2-for-1 exchange ratio with respect to the Performance Vesting Shares that will result in a lesser number of Performance Vesting Shares in a new restricted share award received in the exchange. This could result in a greater financial benefit for those eligible employees who did not participate in this offer and retained their restricted share awards.

Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If your provision of services to us terminates for any reason before your new restricted share award vests, you will not receive any value from your new restricted share award.

The new restricted share awards will have U.S. federal income tax consequences.

If you are a U.S. taxpayer and participate in the offer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange and, with respect to a new restricted share award, on the grant date. However, you generally will have taxable ordinary income when the new restricted share award vests and the shares acquire through the vesting of the restricted share award are delivered you, at which time Concrete Pumping generally also will have a tax withholding obligation.

Through the new restricted share award agreement, you will authorize withholding from any amounts payable to you, and you will agree to make adequate provision in cash for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of Concrete Pumping, or any affiliate or subsidiary, which arise in connection with your new restricted share award. In our sole discretion, we may elect, and you authorize us, to withhold vested shares in such amounts as we determine are necessary to satisfy your tax withholding payment obligations. Unless your tax withholding payment obligations are satisfied, we will have no obligation to deliver to you any shares.

You also may have taxable capital gains when you sell the shares you acquire through the vesting of the restricted share award. Please see Section 14 of the Offer to Exchange entitled “Material Income Tax Consequences” for a discussion of the general tax consequences associated with exchanged restricted share awards.

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our periodic and other reports filed with SEC, including those in our Annual Report on Form 10-K for the fiscal year ended October 31, 2019 and our subsequent Quarterly Reports on Form 10-Q, as well as the information provided in this Offer to Exchange (including the appendices to this Offer to Exchange) and the other materials that we have filed with the SEC, before making a decision on whether to tender your eligible restricted share award for exchange. You may access these filings electronically at the SEC’s website at www.sec.gov or on our Investor Relations website at https://ir.concretepumpingholdings.com/. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you). See Section 17 entitled “Additional Information” for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

THE OFFER

October 1, 2020

Section 1.	Eligibility.

You are an “eligible employee” if you are an active employee (as defined below) as of the commencement date of this Offer and you remain an active employee through the expiration date of this offer. You will not be an “eligible employee” for purposes of this offer if you cease to be an active employee for any reason prior to the completion of the offer. Our executive officers, all of whom are listed on Appendix A to this Offer to Exchange, are eligible to participate in the offer. Our non-employee directors, all of whom are also listed on Appendix A to this Offer to Exchange, are not eligible employees and therefore not eligible to participate in the offer. None of our non-employee directors holds any eligible restricted share awards. Each eligible employee holds only one eligible restricted share award.

Bruce Young, our Chief Executive Officer and a director, has indicated his non-binding intention to tender for exchange in the offer his eligible restricted share award for 1,079,880 restricted shares, of which 852,537 restricted shares are Performance Vesting Shares. Iain Humphries, our Chief Financial Officer and a director, has indicated his non-binding intention to tender for exchange in the offer his eligible restricted share award for 839,906 restricted shares, of which 663,084 restricted shares are Performance Vesting Shares.

You are an “active employee” if you are a regular full-time employee of Concrete Pumping or Concrete Pumping’s subsidiaries in the United States. An employee is not an “active employee” if he or she (i) is on a “garden leave” or other leave that will result in a termination of employment with Concrete Pumping or one of Concrete Pumping’s subsidiaries, (ii) has provided a notice of resignation; or (iii) has received a notice of termination of employment from Concrete Pumping or one of Concrete Pumping’s subsidiaries.

To receive a grant of a new restricted share award, you must remain an eligible employee through the grant date, which will be the same U.S. business day as the expiration date. If you do not continue as an eligible employee through the grant date, you will keep your eligible restricted share award and it will vest or be forfeited in accordance with its existing terms. We expect that the grant date will be October 29, 2020. However, if the expiration date of this offer is extended, then the grant date will be correspondingly delayed.

Except as provided by applicable law and/or any employment agreement between you and Concrete Pumping, your employment with Concrete Pumping or its subsidiaries remains “at-will” regardless of your participation in the offer and can be terminated by you or your employer at any time, with or without cause or notice. The offer to exchange is wholly discretionary in nature and any benefits afforded under the 2018 Plan do not form an employment contract with Concrete Pumping or any of its affiliates. The grant of a new restricted share award in the offer will not give you any right to any future grants under the 2018 Plan or any other Concrete Pumping equity plans. In order to vest in your new restricted share award and receive the shares subject to the new restricted share award, you generally must continue to provide services to us through each relevant vesting date. If you stop providing services to us before your new restricted share award vests, your new restricted share award will expire unvested and you will not be issued any shares of common stock pursuant to any unvested portion of your new restricted share award.

Section 2.	Eligible Restricted Share Awards; Number of New Restricted Share Awards; Expiration Date.

Subject to the terms and conditions of this offer, we will accept for exchange only restricted share awards from eligible employees that are properly elected to be exchanged and not validly withdrawn before the expiration date of the offer that meet all of the following criteria:

●

the restricted share awards were granted with 25% of the restricted shares subject to time-based vesting, and referred to in the award agreement and this Offer to Exchange as the Time Vesting Shares, and with 75% of the restricted shares subject to market-based and time-based vesting, and referred to in the award agreement and this Offer to Exchange as Performance Vesting Shares.

●	the Performance Vesting Shares vest as to 1/3 of the restricted shares in three tranches as follows:

o

the Tranche 1 Performance Shares vest in equal 1/3 tranches on the first, second and third anniversary of the 30th consecutive business day on which the Fair Market Value of our common stock equals or exceeds $13.00 per share, which is referred to as the Tranche 1 Price Target;

o

the Tranche 2 Performance Shares vests in equal 1/3 tranches on the first, second and third anniversary of the 30th consecutive business day on which the Fair Market Value of our common stock equals or exceeds $16.00 per share, which is referred to as the Tranche 2 Price Target; and

o

the Tranche 3 Performance Shares vests in equal 1/3 tranches on the first, second and third anniversary of the 30th consecutive business day on which the Fair Market Value of our common stock equals or exceeds $19.00 per share, which is referred to as the Tranche 3 Price Target.

●	the restricted share awards were granted under the 2018 Plan; and

●	the restricted share awards are outstanding and not forfeited as of the expiration date of the offer.

In the exchange, every 2 Performance Vesting Shares of an eligible restricted share award will be exchanged for 1 new Performance Vesting Share of a new restricted share award, on a tranche-by-tranche basis. The number of new Performance Vesting Shares calculated according to this exchange ratio will be rounded down to the nearest whole Performance Vesting Share on a tranche-by-tranche basis within the restricted share award. Fractional Performance Vesting Share will not be issued in the exchange and no cash will be paid for fractional shares.

For example, assume you were originally issued an eligible restricted share award for 10,500 restricted shares, of which 2,625 were Time Vesting Shares and 7,875 were Performance Vesting Shares. Also assume that at the expiration date of the offer, one-fifth of your 2,625 Time Vesting Shares would have vested and accordingly, 2,100 restricted shares would continue to be Time Vesting Shares. If you exchanged this eligible restricted share award for 9,975 restricted shares, of which 2,100 restricted shares were Time Vesting Shares and 7,875 restricted shares were Performance Vesting Shares, you would receive a new restricted share award for 6,036 restricted shares, or 2,100 Time Vesting Shares and 3,936 Performance Vesting Shares. The resulting 3,936 Performance Vesting Shares were calculated based upon 2,625 Performance Vesting Shares in each tranche divided by 2, rounded down to the nearest whole Performance Vesting Share.

Participation in this offer is completely voluntary. Each eligible employee holds only one eligible restricted share award. If you are eligible to participate in the exchange, you may elect to exchange all or none of the eligible restricted share award you hold. You may not elect to exchange part of your eligible restricted share award or only some of the Performance Vesting Shares of your restricted share award.

All eligible restricted share awards that are properly tendered in the exchange and accepted by us for exchange pursuant to this offer will be cancelled as of the same business day in the U.S. as the expiration of this offer, and eligible restricted share awards elected for exchange will no longer be outstanding after that time. The new restricted share awards will be granted in exchange for the exchanged restricted share award as of the same business day in the U.S. as the expiration of this offer.

The expiration date for this offer will be 10:00 p.m. Mountain Time, on October 29, 2020, unless we extend the offer at our sole discretion. If we extend the offer, the expiration date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate and amend the offer.

Section 3.	Purposes of the Offer.

The primary purpose of this offer is to restore the retention and incentive benefits of our equity awards. We believe this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We granted the outstanding restricted share awards to provide retention and incentives to our employees. We have experienced a significant decline in our stock price over the last 12 months in light of market conditions over which we have little or no control. A considerable number of our employees hold eligible restricted share awards and as a result of the price decline, the Price Vesting Targets significantly exceed the recent trading prices of our common stock. For example, the closing price of our common stock on the Nasdaq Capital Market on September 30, 2020 was $3.57, whereas the lowest Price Vesting Target is $13.00 for an eligible restricted share award. These restricted share awards are sometimes referred to as being “underwater.” The new restricted share awards may have greater employee retention value than the exchanged restricted share award and therefore benefit Concrete Pumping in its efforts to retain valuable employees.

In determining how to increase the retentive and motivational value of equity awards for employees, different alternatives were considered. The structure of the offer was chosen as it provides the further benefit of reducing the dilution represented by the outstanding restricted shares in eligible restricted share awards.

Although the restricted share awards are not likely to become vested as long as our stock price is lower than Price Vesting Targets, they remain outstanding and dilute stockholders’ interests until December 6, 2023, the last day that the Performance Price Targets may be achieved, unless they are earlier forfeited. As of September 30, 2020, there were outstanding 4,284,772 shares of our common stock that are restricted shares in outstanding eligible restricted share awards, or approximately 7.4% of the 58,170,206 shares of our common stock outstanding. Of these eligible restricted share awards, 3,382,720 shares were Performance Vesting Shares as of September 30, 2020, or approximately 5.8% of the 58,170,206 shares of our common stock outstanding. If we receive and accept tenders from eligible employees of all eligible restricted share awards, restricted share awards for an aggregate of 4,284,772 shares would be cancelled, and we would grant new restricted share awards for 2,593,349 shares of Concrete Pumping common stock, which would result in a reduction of 2.9% of the shares of Concrete Pumping common stock outstanding as of September 30, 2020.

Except as otherwise disclosed in this Offer to Exchange, we presently have no plans, proposals, or negotiations that relate to or would result in:

●	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or our subsidiaries;

●	any purchase, sale or transfer of a material amount of our or our subsidiaries’ assets;

●	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

●

any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

●	any other material change in our corporate structure or business;

●	our common stock being delisted from the Nasdaq Capital Market or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

●	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

●	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

●	the acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities; or

●	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

In the ordinary course of business, Concrete Pumping makes changes in the composition and structure of its board of directors and/or management. Concrete Pumping expects that it will continue to make changes in this regard.

In the ordinary course of business, from time to time, Concrete Pumping evaluates acquisition or investment opportunities. A transaction may be announced or completed in the ordinary course of business during the pendency of this offer, but there can be no assurance that an opportunity will be available to us or that we will choose to take advantage of an opportunity.

Section 4.	Procedures for Electing to Exchange Restricted Share Awards.

To properly elect to exchange your eligible restricted share award, you must notify Concrete Pumping Equity Administration of your election before 10:00 p.m., Mountain Time, on October 29, 2020 (or, if we extend the offer, a later date that we will specify) by completing and returning an Election Form to Concrete Pumping Equity Administration according to the instructions contained in the materials so that Concrete Pumping Equity Administration receives it before the offer expires at 10:00 p.m., Mountain Time, on October 29, 2020 (or, if we extend the offer, a later date that we will specify).

To submit your Election Form, you must send Election Form via email, regular mail or overnight delivery using the following contact information:

Concrete Pumping Holdings, Inc.

Attn: Concrete Pumping Equity Administration

500 E. 84th Ave., Suite A-5

Thornton, Colorado 80229

Email: exchange@cphinc.net

Your election will be effective as of the date Concrete Pumping Equity Administration receives your properly completed Election Form. It is your responsibility to ensure that your Election Form is received by Concrete Pumping Equity Administration by expiration of the offer.

You may confirm that your Election Form has been received by calling Kevin McCarty with Concrete Pumping Equity Administration 303-253-6295. Concrete Pumping Equity Administration will confirm receipt of your Election Form. If you do not receive confirmation of receipt, it is your responsibility to ensure that Concrete Pumping Equity Administration has properly received your Election Form. If Concrete Pumping Equity Administration does not receive your Election Form before 10:00 p.m., Mountain Time, on October 29, 2020 (or, if we extend the offer, a later date that we will specify), we will interpret this as your election not to participate in the offer, and you will retain your outstanding restricted share award with its existing terms. We will not contact you to confirm your election not to participate.

Your election will be effective upon receipt by Concrete Pumping Equity Administration of your properly completed Election Form. In all cases, you should allow sufficient time to ensure Concrete Pumping Equity Administration receives it in time. If you do not receive confirmation of receipt, it is your responsibility to ensure that Concrete Pumping Equity Administration has received your Election Form.

Each eligible employee holds only one eligible restricted share award. If you are eligible to participate in the exchange, you may elect to exchange all or none of the eligible restricted share award you hold. You may not elect to exchange part of your eligible restricted share award or only some of the Performance Vesting Shares of your restricted share award. To help you determine your eligible restricted share award, please refer to the grant information available in the materials that we have emailed to you and mailed to your home. These materials identify your eligible restricted share award and related information, including the number of restricted shares in your eligible restricted share award and the number of Performance Vesting Shares in your eligible restricted share award.

Your election to participate becomes irrevocable after 10:00 p.m. Mountain Time, on October 29, 2020 unless the offer is extended, in which case your election will become irrevocable after the new expiration date. You may change your mind after you have submitted an Election Form and withdraw your eligible restricted share award from the offer at any time before 10:00 p.m. Mountain Time on the expiration date, as described in Section 5.

You also may change your mind about the withdrawal of your eligible restricted share award and make a new election to exchange your eligible restricted share award by completing and submitting a new Election Form before the expiration date by following the procedures described above. Any prior Election Form or Withdrawal Form will be disregarded.

You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form or Withdrawal Form we receive before the offer expires on the expiration date.

The delivery of all documents, including Election Forms and Withdrawal Forms, is at your own risk. Only documents that are complete and actually received by Concrete Pumping Equity Administration by the expiration of the offer will be accepted.

Following receipt of your Election Form by Concrete Pumping Equity Administration, Concrete Pumping Equity Administration intends to send you confirmation of the receipt of your Election Form. If you do not receive a confirmation, it is your responsibility to confirm that we have received your Election Form.

We will strictly enforce the offering period, subject only to any extension of the expiration date of the offer, which we may grant in our sole discretion.

Our receipt of your election is not by itself an acceptance of your eligible restricted share award for exchange. For purposes of this offer, we will be deemed to have accepted restricted share awards for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give notice to the award holders generally of our acceptance of eligible restricted share awards for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Restricted share awards accepted for exchange will be cancelled as of the expiration date.

Your election to exchange your eligible restricted share award through the procedures described above constitutes your acceptance of the terms and conditions of this offer, and will be controlling, absolute and final, subject to your withdrawal rights under the offer as described in Section 5 of this Offer to Exchange and our acceptance of your tendered eligible restricted share award in accordance with the offer as described in Section 6 of the Offer to Exchange. Our acceptance of your restricted share award for exchange will constitute a binding agreement between Concrete Pumping and you upon the terms and subject to the conditions of this offer. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Subject to any order or decision by a court of competent jurisdiction, any determination we make concerning the matters described in this Section 4 will be final and binding upon all persons.

Section 5.	Withdrawal Rights and Change of Election.

You may withdraw the eligible restricted share award that you previously elected to exchange and you may tender your eligible restricted share award at any time before the offer expires, which is expected to occur at 10:00 p.m., Mountain Time, on October 29, 2020. If we extend the offer, you may withdraw and/or make tenders of your eligible restricted share award at any time until the extended expiration date.

You may withdraw your eligible restricted share award by submitting your Withdrawal Form via email, regular mail or overnight delivery. Any withdrawals must be received by Concrete Pumping Equity Administration on or before 10:00 p.m., Mountain Time, on October 29, 2020 (or, if we extend the offer, a later date that we will specify).

To submit any materials, you must send the materials via email, regular mail or overnight delivery using the following contact information:

Concrete Pumping Holdings, Inc.

Attn: Concrete Pumping Equity Administration

500 E. 84th Ave., Suite A-5

Thornton, Colorado 80229

Email: exchange@cphinc.net

If you withdraw your eligible restricted share award, you may elect to exchange the withdrawn restricted share award again at any time before the offer expires on the expiration date. The eligible restricted share award that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange the eligible restricted share award before the offer expires on the expiration date. To re-elect to exchange your eligible restricted share award, you must submit a new Election Form to Concrete Pumping Equity Administration before the offer expires on the expiration date by following the procedures described in this Section 5 of this Offer to Exchange.

You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form or Withdrawal Form we receive before the offer expires on the expiration date.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any Election Form or Withdrawal Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of any Election Form or Withdrawal Form. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Subject to any order or decision by a court competent jurisdiction, any determination we make concerning these matters will be final and binding upon all persons.

Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular eligible restricted share award or any particular eligible employee. Although we intend to accept all validly tendered eligible restricted share awards promptly after the expiration of this offer, if we have not accepted your eligible restricted share award within 40 business days of the commencement of this offer, you may withdraw your tendered eligible restricted share award at any time thereafter.

The delivery of all documents, including Withdrawal Forms and Election Forms, to Concrete Pumping Equity Administration is at your own risk. Only documents that are properly completed and actually received by Concrete Pumping Equity Administration by the expiration of the offer will be accepted.

Concrete Pumping Equity Administration intends to send you a confirmation of receipt of your Withdrawal Form after receipt. If you do not receive a confirmation, it is your responsibility to confirm that we have received your Withdrawal Form.

Section 6.	Acceptance of Restricted Share Awards for Exchange; Grant of New Restricted Share Awards.

Upon the terms and conditions of this offer and immediately following the expiration of this offer, we will accept for exchange and cancel all eligible restricted share awards properly elected for exchange and not validly withdrawn before the expiration of the offer at 10:00 p.m. Mountain Time on October 29, 2020 (or, if we extend the offer, a later date that we will specify). Once an exchanged restricted share award is cancelled, you no longer will have any rights with respect to that exchanged restricted share award. Subject to the terms and conditions of this offer, if your exchanged restricted share award is properly tendered by you and accepted by us, this restricted share award will be cancelled as of the expiration date.

Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Exchange, immediately following the expiration of this offer, we will accept all properly tendered restricted share awards that are not validly withdrawn. We will give notice to restricted share award holders generally of our acceptance for exchange of eligible restricted share awards. This notice may be made by press release, email or other method of communication.

We will grant new restricted share awards on the grant date, which will be the same U.S. business day as the expiration date. We expect the grant date to be October 29, 2020. However, if the expiration date is extended, the grant date will be correspondingly delayed.

All new restricted share awards will be granted under the 2018 Plan and will be subject to the terms and conditions of a restricted share award agreement between you and Concrete Pumping. The number of new restricted share awards you will receive will be determined as described in Section 2 of this Offer to Exchange. You will receive your new restricted share award agreement as soon as reasonably practicable after the expiration of the offer. You must sign and return the new restricted share award agreement to us. You will receive the unrestricted shares subject to the new restricted share award when and if your new restricted share award vests, in accordance with the vesting schedule described in Section 9 of this Offer to Exchange and reflected in the new restricted share award agreement.

Restricted share awards that we do not accept for exchange will remain outstanding until they vest or are forfeited by their existing terms and will retain their existing Performance Price Targets, existing vesting schedule and other existing terms and conditions.

Section 7.	Conditions of the Offer.

Notwithstanding any other provision of this offer, we will not be required to accept any restricted share awards tendered for exchange, and we may terminate the offer or postpone our acceptance and cancellation of any restricted share awards tendered for exchange (in each case, subject to Rule 13e-4(f)(5) under the Exchange Act), if at any time on or after the date this offer commences and before the expiration date, any of the following events shall have occurred, or shall have been determined by us, in our reasonable judgment, to have occurred:

●	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the- counter market in the United States;

●	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or abroad;

●

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States or abroad;

●

in our reasonable judgment, any extraordinary or material adverse change in Concrete Pumping or in U.S. financial markets generally, including without limitation a decline of at least 10% in either the Dow Jones Industrial Average or the Standard & Poor’s 500 Index measured during any time period after the date of commencement of the offer;

●

any significant change in the market price of the shares of our common stock or any changes in the general political, market, economic or financial conditions in the United States or abroad that have resulted or are reasonably likely to result in a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in our common stock;

●

the commencement, continuation, or escalation of a war or other national or international calamity which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of the offer;

●

if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates or worsens materially after commencement of the offer;

●

a written threat, instituted or pending action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer or that, in our reasonable judgment, could materially affect our business, condition (financial or other), assets, income, operations, prospects or stock ownership;

●

any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to us or the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

●

a tender or exchange offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been disclosed publicly or we will have learned that:

●

any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

●	any such person, entity or group which had publicly disclosed such ownership prior to such date has acquired additional common stock constituting more than 1% of our outstanding shares

●

any new group will have been formed that beneficially owns more than 5% of our outstanding shares that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible restricted share awards;

●

there will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange); or

●

any event or events occur that have resulted or may result, in our reasonable judgment in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us).

If any of the above events occur, we may, in our sole discretion:

●	terminate the offer and promptly return all tendered eligible restricted share awards to tendering holders;

●	complete and/or extend the offer and, subject to your withdrawal rights, retain all tendered eligible restricted share awards until the extended offer expires;

●	amend the terms of the offer; or

●	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition to this offer, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to this offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Subject to any order or decision by a court of competent jurisdiction, any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

Section 8.	Price Range of Shares of Our Common Stock.

Shares of Concrete Pumping common stock are traded on the Nasdaq Capital Market under the symbol “BBCP.” The following table shows, for the periods indicated, the high and low sales price per share of our common stock as reported by the Nasdaq Capital Market. Our fiscal year ends October 31 of each year. First quarter ends January 31, second quarter ends April 30, and third quarter ends July 31 in each fiscal year.

	HIGH	LOW
Fiscal Year Ending October 31, 2020
Fourth Quarter (to September 30, 2020)	$4.49	$3.18
Third Quarter	$5.48	$2.23
Second Quarter	$6.10	$1.82
First Quarter	$5.88	$3.16

Fiscal Year Ended October 31, 2019
Fourth Quarter	$4.60	$3.18
Third Quarter	$6.65	$3.64
Second Quarter	$12.73	$6.30
First Quarter (from December 6, 2018)	$15.25	$7.31

On December 6, 2018, the Company, formerly known as Concrete Pumping Holdings Acquisition Corp., consummated a business combination transaction pursuant to which it acquired (a) the private operating company formerly called Concrete Pumping Holdings, Inc. and (b) the former special purpose acquisition company called Industrea Acquisition Corp. In connection with the closing of this business combination transaction, we changed our name to Concrete Pumping Holdings, Inc. Accordingly, periods prior to December 6, 2018 are not presented.

As of September 30, 2020, the last reported sale price of our shares, as reported by the Nasdaq Capital Market, was $3.57 per share. As of September 30, 2020, there were 58,170,206 outstanding shares of Concrete Pumping common stock.

You should evaluate current market quotations for our shares, among other factors, before deciding whether or not to accept this offer.

Section 9.	Source and Amount of Consideration; Terms of New Restricted Share Awards.

Consideration for Exchange.

We will grant a new restricted share award in exchange for the eligible restricted share award properly elected to be exchanged by you and accepted by us for such exchange. New restricted share awards are awards of our common stock that are subject to transfer restrictions and risk of forfeiture that lapse only if and to the extent the vesting criteria are satisfied. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered eligible restricted share award, you will be entitled to receive a new restricted share award for your exchanged restricted share award as described in Section 2 of this Offer to Exchange.

In the exchange, every 2 Performance Vesting Shares of an eligible restricted share award will be exchanged for 1 new Performance Vesting Share of a new restricted share award, on a tranche-by-tranche basis. The number of new Performance Vesting Shares calculated according to this exchange ratio will be rounded down to the nearest whole Performance Vesting Share on a tranche-by-tranche basis within the restricted share award. Fractional Performance Vesting Share will not be issued in the exchange and no cash will be paid for fractional shares.

You do not have to make any cash payment to Concrete Pumping to receive your new restricted share award. You also do not have to make any cash payment to Concrete Pumping to receive the shares upon vesting of the new restricted share award. However, the receipt of shares upon vesting of a new restricted share award may be subject to taxation as described in Section 14 of this Offer to Exchange.

As of September 30, 2020, there were 4,284,772 shares of our common stock that are restricted shares in outstanding eligible restricted share awards, or approximately 7.4% of the 58,170,206 shares of our common stock outstanding. Of these eligible restricted share awards, 3,382,720 shares were Performance Vesting Shares as of September 30, 2020, or approximately 5.8% of the 58,170,206 shares of our common stock outstanding. If we receive and accept tenders from eligible employees of all eligible restricted share awards, restricted share awards for an aggregate of 4,284,772 shares would be cancelled, and we would grant new restricted share awards for 2,593,349 shares of Concrete Pumping common stock, which would result in a reduction of 2.9% of the shares of Concrete Pumping common stock outstanding as of September 30, 2020.

General Terms of New Restricted Share Awards.

Each eligible employee holds only one eligible restricted share award. An eligible employee that tenders an eligible restricted share award will receive only one new restricted share award in exchange. A new restricted share award will be granted under the 2018 Plan and will be subject to a restricted share award agreement between you and Concrete Pumping.

In the exchange, every 2 Performance Vesting Shares of an eligible restricted share award will be exchanged for 1 new Performance Vesting Share of a new restricted share award, on a tranche-by-tranche basis. The number of new Performance Vesting Shares calculated according to this exchange ratio will be rounded down to the nearest whole Performance Vesting Share on a tranche-by-tranche basis within the restricted share award. Fractional Performance Vesting Share will not be issued in the exchange and no cash will be paid for fractional shares.

Other than with respect to the number of Performance Vesting Shares and Performance Price Targets, the new restricted share awards will have the same substantive terms as the outstanding restricted share awards. The current form of restricted share award agreement under the 2018 Plan is included as an exhibit to the Schedule TO, which is available on the SEC website at www.sec.gov.

The following description summarizes the material terms of the 2018 Plan and the new restricted share award agreement. Our statements in this Offer to Exchange concerning the 2018 Plan and new restricted share award are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 2018 Plan and the form of restricted share award agreement under the 2018 Plan, each of which is included as an exhibit to the Schedule TO, which is available on the SEC website at www.sec.gov. Please contact Kevin McCarty with Concrete Pumping Equity Administration at 303-253-6295 to receive a copy of the 2018 Plan and the form of the restricted share award agreement. We will promptly furnish to you copies of these documents upon request at our expense.

2018 Omnibus Incentive Plan.

The 2018 Plan permits the granting of incentive stock options, non-qualified stock options, stock appreciation rights, restricted shares, restricted stock units, performance-based awards (including performance-based restricted shares and restricted stock units), other stock-based awards, other cash-based awards or any combination of the foregoing.

As of September 30, 2020, there were 7,700,000 shares reserved for awards under the 2018 Plan and 6,252,116 shares subject to awards outstanding under the 2018 Plan. Of the outstanding awards under the 2018 Plan as of September 30, 2020, 4,284,722 outstanding shares are eligible restricted share awards and 3,382,720 outstanding shares of the eligible restricted share awards are Performance Vesting Shares.

The 2018 Plan is administered by the compensation committee of our board of directors. Subject to the other provisions of the 2018 Plan, our compensation committee has the power to determine the terms, conditions and restrictions of the awards granted under the 2018 Plan, including the number of shares subject to an award and the vesting criteria. Our compensation committee also has the authority to delegate such responsibilities in certain circumstances.

Concrete Pumping reserves the right to amend or terminate the 2018 Plan at any time, and the grant of restricted share awards under the 2018 Plan and this offer do not in any way obligate Concrete Pumping to grant additional restricted share awards or offer further opportunities to participate in any offer to exchange outstanding awards in the future. The grant of any restricted share awards under the 2018 Plan and this offer to exchange is wholly discretionary in nature and is not to be considered part of any normal or expected compensation that is or would be subject to severance, resignation, redundancy, termination or similar pay.

No Payment Required.

You do not have to make any cash payment to Concrete Pumping to receive your new restricted share award or the shares upon vesting, though the vesting of the restricted share award may be subject to taxation and withholding requirements. See Section 14 of this Offer to Exchange.

Vesting.

The vesting applicable to awards, including restricted share awards, granted under the 2018 Plan generally is determined by the compensation committee in accordance with the terms of the 2018 Plan.

New restricted share awards are awards of our common stock that are subject to transfer restrictions and risk of forfeiture that lapse only if and to the extent the vesting criteria are satisfied.

The new restricted share award will contain the same vesting provisions relating to the same number of Time Vesting Shares that are restricted shares as of the grant date of the new restricted share award. The exchange ratio will not be applied to any Time Vesting Shares. However, we will appropriately adjust the number of Time Vesting Shares to reflect the number of shares vested prior to the grant date of the new restricted share award.

The eligible restricted share awards provide that the Performance Vesting Shares vest as to 1/3 of the restricted shares in three tranches as follows:

●

the Tranche 1 Performance Shares vest in equal 1/3 tranches on the first, second and third anniversary of the 30th consecutive business day on which the Fair Market Value of our common stock equals or exceeds $13.00 per share, which is referred to as the Tranche 1 Price Target;

●

the Tranche 2 Performance Shares vests in equal 1/3 tranches on the first, second and third anniversary of the 30th consecutive business day on which the Fair Market Value of our common stock equals or exceeds $16.00 per share, which is referred to as the Tranche 2 Price Target; and

●

the Tranche 3 Performance Shares vests in equal 1/3 tranches on the first, second and third anniversary of the 30th consecutive business day on which the Fair Market Value of our common stock equals or exceeds $19.00 per share, which is referred to as the Tranche 3 Price Target.

The new restricted share awards will provide that the Performance Vesting Shares, as reduced based upon the 2-for-1 exchange ratio as required by the terms of the offer, will vest based on the reduced Performance Price Targets:

●	The Tranche 1 Price Target will be reduced from $13.00 per share in the outstanding restricted share awards to $6.00 per share in the new restricted share awards;

●	The Tranche 2 Price Target will be reduced from $16.00 per share in the outstanding restricted share awards to $8.00 per share in the new restricted share awards; and

●	The Tranche 3 Price Target will be reduced from $19.00 per share in the outstanding restricted share awards to $10.00 per share in the new restricted share awards.

Like the outstanding restricted share awards, the new restricted share awards will provide that there will be no further vesting after December 6, 2023 with respect to any Performance Vesting Shares that have not achieved the Performance Price Targets on or before 6:00 pm (ET) on December 6, 2023. The other conditions applicable to the outstanding restricted share awards, including termination of vesting upon termination of service, will also apply to the new restricted share awards.

In the event of a change in control described in the 2018 Plan that constitutes a sale transaction as defined in the award agreement, the award agreements for the new restricted share awards will provide for accelerated vesting on the same substantive terms and subject to the same substantive conditions as the award agreements for the eligible restricted share awards. These accelerated vesting provisions are described below under “Adjustments Upon Certain Events – Events Occurring After the Grant Date.”

Adjustments Upon Certain Events.

Events Occurring Before the Grant Date. If we merge or consolidate with or are acquired by another entity prior to the expiration of the offer, you may choose to withdraw any restricted share award you tendered for exchange and your restricted share award will be treated in accordance with the 2018 Plan and restricted share award agreement under which it was granted. Further, if Concrete Pumping is acquired or proposed to be acquired prior to the expiration of the offer, we reserve the right to withdraw the offer. If we withdraw the offer, your restricted share award and your rights under the award will be governed by the 2018 Plan and restricted share award agreement under which the award was granted, and you will receive no new restricted share awards in exchange for any outstanding restricted share award. If Concrete Pumping is acquired or proposed to be acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new restricted share awards, including any adjustments to the Performance Price Targets and number of shares that will be subject to the new restricted share awards. Under such circumstances, the type of security and the number of shares covered by your new restricted share award would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. Because of this adjustment, you may receive new restricted share awards covering more or fewer shares of the acquiror’s shares than the number of shares subject to the eligible restricted share awards that you tendered for exchange or than the number you would have received pursuant to the new restricted share awards if no acquisition had occurred.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our shares, potentially in excess of the Performance Price Targets. Depending on the structure and terms of this type of transaction, restricted share award holders who elect to participate in the offer may receive less benefit from appreciation in the price of our shares resulting from the merger or acquisition due to the reduced number of Performance Vesting Shares received in the exchange. This could result in a greater financial benefit for those eligible employees who did not participate in this offer and retained their original restricted share awards.

Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of our employees before the completion of the exchange. Termination of your employment for this or any other reason before the grant date means that the tender of your eligible restricted share award will not be accepted, you will keep your tendered restricted share award in accordance with its original terms, and you will not receive a new restricted share award for your eligible restricted share award in connection with this offer.

Events Occurring After the Grant Date. In the event of any change in capitalization as described in the 2018 Plan, such as a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, extraordinary dividend (whether in the form of cash, our common stock or other property), stock split or reverse stock split, combination or exchange of shares, the compensation committee may determine, in its sole discretion, that an adjustment under the 2018 Plan is appropriate. In the event of any change in capitalization as described in the 2018 Plan, the compensation committee may make an equitable substitution or proportionate adjustment, in its sole discretion, in the aggregate number of shares reserved for issuance under the 2018 Plan and the kind and number of securities with respect to outstanding restricted share award under the 2018 Plan, in each case as may be determined by the compensation committee, in its sole discretion. Other equitable substitutions or adjustments shall be made as may be determined by the compensation committee, in its sole discretion. Additionally, in connection with a change in capitalization, the compensation committee may provide, in its sole discretion, for the cancellation of any outstanding award granted under the 2018 Plan in exchange for payment in cash or other property having an aggregate fair market value of the shares covered by such award, reduced by the aggregate exercise price or purchase price thereof, if any.

In the event of a change in control described in the 2018 Plan that constitutes a sale transaction as defined in the award agreement, the award agreements for the new restricted share awards will provide for accelerated vesting on the same substantive terms and subject to the same substantive conditions as the award agreements for the eligible restricted share awards. A sale transaction includes, subject to certain exceptions, events in which a person becomes the beneficial owner, directly or indirectly, of company securities representing more than 50% of the combined voting power of our then outstanding securities, the consummation of certain mergers or consolidations of Concrete Pumping or any of our subsidiaries with any other corporation, or the consummation of a plan of complete liquidation or dissolution of Concrete Pumping or there is consummated an agreement for the sale or disposition by us of all or substantially all of our assets.

The award agreement for your new restricted share awards will provide that all of the unvested shares will vest on an accelerated basis upon a change of control that constitutes a sale transaction but only if and to the extent that the sale transaction would result in (a) the forfeiture of the unvested shares, (b) a material adverse change without your prior written consent, to your rights with respect to your unvested shares, the new restricted share award agreement or the related award notice, and (c) termination of service in connection with the sale transaction or the surviving entity does not either assume your restricted shares or replace them with securities of the surviving entity on terms substantially the same as the new restricted share award agreement and the related award notice.

However, in the case of Performance Vesting Shares, upon a sale transaction only your unvested performance vesting shares as to which the change in control price with respect to such sale transaction equals or exceeds the Performance Price Target will vest on an accelerated basis on the closing of the sale transaction and you will forfeit, upon the closing of the sale transaction, any unvested Performance Vesting Shares as to which the change in control price with respect to the sale transaction is less than any Price Performance Targets for your remaining unvested Performance Vesting Shares. In the new restricted share award agreement, the Performance Vesting Shares and the Price Performance Target will reflect the reduced number of Performance Vesting Shares determined by a 2-for-1 exchange ratio and the reduced Price Vesting Targets of $6.00 per share, $8.00 per share and $10.00 per share as described elsewhere in this Offer to Exchange.

Under the 2018 Plan, the change in control price is the price per share of common stock paid to our stockholders of in the change in control transaction, or the fair market value of a share of our common stock upon a change in control, as determined by the compensation committee.

In addition, the we have the right, in our sole and absolute discretion, to exercise any of the rights afforded to us with respect to the restricted shares in connection with a change of control as set forth in the 2018 Plan.

If we are a party to an agreement that is reasonably likely to result in a change in control, such agreement may provide for: (i) the continuation of the restricted share award by Concrete Pumping, if Concrete Pumping is the surviving corporation; (ii) the assumption of the restricted share award by the surviving corporation or its parent or subsidiary; (iii) the substitution by the surviving corporation or its parent or subsidiary of equivalent awards for any the restricted share award; or (iv) settlement of the restricted share award for the change in control price or if the compensation committee determines that the restricted share award cannot reasonably become vested pursuant to its terms, the restricted share award will terminate and be canceled without consideration. To the extent that the restricted shares settle in shares in accordance with their terms upon a change in control, the holders of the shares will be entitled to receive as a result of the change in control transaction the same consideration as the shares held by our stockholders as a result of the change in control transaction.

A sale transaction or other change in control could have a substantial effect on our stock price, including significantly increasing the price of our shares, potentially in excess of the Performance Price Targets. Depending on the structure and terms of this type of transaction, restricted share award holders who elect to participate in the offer may receive less benefit from appreciation in the price of our shares resulting from the merger or acquisition due to the reduced number of Performance Vesting Shares received in the exchange. This could result in a greater financial benefit for those eligible employees who did not participate in this offer and retained their original restricted share awards.

Transferability of New Restricted Share Awards.

You may not sell, assign, hypothecate, donate, encumber or otherwise dispose of any interest in the restricted shares of a new restricted share award while such restricted shares are unvested and continue to be held in the restricted share agent’s custody, except that an interest in the restricted shares may be transferred by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

Registration and Sale of Restricted Shares Subject to New Restricted Share Awards.

All of the shares of our common stock issued as restricted shares in the new restricted share awards have been registered under the U.S. Securities Act of 1933, as amended, or the Securities Act, on a registration statement on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Concrete Pumping for purposes of the Securities Act, you should be able to sell the shares of our common stock upon vesting of your new restricted share award free of any transfer restrictions under applicable U.S. securities laws.

U.S. Federal Income Tax Consequences.

You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of a new restricted share awards and an exchanged restricted share award. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

Tax Withholding.

Through the new restricted share award agreement, you will authorize withholding from any amounts payable to you, and you will agree to make adequate provision in cash for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of Concrete Pumping, or any affiliate or subsidiary, which arise in connection with your new restricted share award. In our sole discretion, we may elect, and you authorize us, to withhold vested shares in such amounts as we determine are necessary to satisfy your tax withholding payment obligations. Unless your tax withholding payment obligations are satisfied, we will have no obligation to deliver to you any shares.

Section 10.	Information Concerning Concrete Pumping.

Concrete Pumping Holdings, Inc. is a Delaware corporation headquartered in Thornton (near Denver), Colorado. On December 6, 2018, the Company, formerly known as Concrete Pumping Holdings Acquisition Corp., consummated a business combination transaction pursuant to which it acquired (a) the private operating company formerly called Concrete Pumping Holdings, Inc. and (b) the former special purpose acquisition company called Industrea Acquisition Corp. In connection with the closing of this business combination transaction, we changed our name to Concrete Pumping Holdings, Inc.

Through our wholly owned subsidiaries, Brundage-Bone Concrete Pumping, Inc. (“Brundage-Bone”), Capital Pumping (“Capital”), and Camfaud Group Limited (“Camfaud”), and Eco-Pan, Inc. (“Eco-Pan”), we are a leading provider of concrete pumping services and concrete waste management services in the United States and the United Kingdom.

Brundage-Bone and Capital are concrete pumping service providers in the United States. Their core business is the provision of concrete pumping services to general contractors and concrete finishing companies in the commercial, infrastructure and residential sectors. Equipment generally returns to a “home base” nightly and neither company contracts to purchase, mix, or deliver concrete. Brundage-Bone and Capital collectively have approximately 90 branch locations across 22 states with their corporate headquarters in Thornton, Colorado.

Camfaud’s core business is primarily the provision of concrete pumping services in the United Kingdom to general contractors and concrete finishing companies in the commercial, infrastructure and residential sectors. Camfaud currently has 30 branch locations throughout the United Kingdom. Our United Kingdom operations headquarters are in Epping (near London), England.

Eco-Pan provides industrial cleanup and containment services, primarily to customers in the construction industry in the United States and the United Kingdom. Eco-Pan uses containment pans specifically designed to hold waste products from concrete and other industrial cleanup operations. Eco-Pan has 16 operating locations across the United States and shares an operating location in the United Kingdom with one of the Camfaud branches.

Our principal executive offices are located at 3500 E. 84th Ave., Suite A-5, Thornton, Colorado 80229. Our telephone number is (303) 289-7497.

Our website is www.concretepumpingholdingscom. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this Offer to Exchange.

The financial information included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2019, and our Quarterly Reports on Form 10-Q for the fiscal quarter ended January 31, 2020, April 30, 2020 and July 31, 2020 are incorporated herein by reference. Attached as Appendix B to this Offer to Exchange is a summary of our financial statements from our Annual Report on Form 10-K for the fiscal year ended October 31, 2019 and our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2020. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.

We had a net tangible book value (deficit) of $(2.07) per share as of July 31, 2020, our latest balance sheet date. Net tangible book value is our total assets, excluding goodwill and other intangible assets, less our total liabilities. This value was calculated using the net tangible book value (deficit) of $(120.0) million as of July 31, 2020, divided by the number of outstanding shares of 58,200,084 as of July 31, 2020.

Section 11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities.

A list of our current directors and executive officers as of September 30, 2020 is attached to this Offer to Exchange as Appendix A. As of September 30, 2020, our executive officers and directors (twelve persons) as a group held outstanding awards under the 2018 Plan with respect to 2,280,754 of shares of our common stock, which collectively represented approximately 36% of the 6,252,116 shares subject to all awards outstanding under the 2018 Plan as of that date. As of September 30, 2020, our executive officers eligible to participate in this Offer to Exchange held eligible restricted share awards for an aggregate of 1,919,786 shares of our common stock, of which 1,515,621 shares are Performance Vesting Shares. None of our non-employee directors hold eligible restricted share awards.

The table below sets forth the ownership of each of our executive officers of eligible restricted share awards as of September 30, 2020. None of our non-employee directors hold eligible restricted share awards. The percentages in the tables below are based on 4,284,772 outstanding restricted shares in eligible restricted share awards as of September 30, 2020.

Name of Beneficial Owner	Number of Outstanding Restricted Shares in Eligible Restricted Share Awards	Percentage of Total Outstanding Restricted Shares in Eligible Restricted Share Awards
Executive Officers
Bruce Young, Chief Executive Officer and Director	1,079,880	25.2%
Iain Humphries, Chief Financial Officer and Director	839,906	19.6%

Bruce Young, our Chief Executive Officer and a director, has indicated his non-binding intention to tender for exchange in the offer his eligible restricted share award for 1,079,880 restricted shares, of which 852,537 restricted shares are Performance Vesting Shares. Iain Humphries, our Chief Financial Officer and a director, has indicated his non-binding intention to tender for exchange in the offer his eligible restricted share award for 839,906 restricted shares, of which 663,084 restricted shares are Performance Vesting Shares.

Other than equity awards granted from time to time to our executive officers and directors under the 2018 Plan, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations except for our Stockholders Agreement and a form of Warrant Agreement for outstanding common stock warrants that are summarized on Appendix C.

During the past 60 days, we have not granted any other eligible restricted share awards and no eligible restricted share awards have vested. Neither we, nor, to the best of our knowledge, any member of our board or any of our executive officers, nor any affiliate of ours, have engaged in transactions involving the eligible restricted share awards during the past 60 days.

Section 12.	Status of Restricted Share Awards Acquired by Us in the Offer; Accounting Consequences of the Offer

Restricted share awards that we accept for exchange through the offer will be cancelled, cease to be issued and outstanding, and the restricted shares of the exchanged restricted share awards will have the status of authorized and unissued shares of common stock of Concrete Pumping. The restricted shares of the exchanged restricted share awards will be returned to the 2018 Plan as shares reserved and available for issuance for grants of new awards under the 2018 Plan, including the grants of the new restricted share awards issued in the exchange.

The exchange will be accounted for pursuant to the provisions of Financial Accounting Standards Board Accounting Standards Codification Compensation — Stock Compensation (Topic 718) (“ASC 718”)).

Under ASC 718, we will recognize as expense the remaining original grant date fair value of the exchanged restricted share awards, plus the incremental compensation cost (expense) of the new restricted share awards. The incremental compensation cost (expense) will be measured as the excess, if any, of the fair value of the new restricted share awards over the fair value of the original eligible restricted share awards prior to exchange. Both the fair value of the new restricted share awards and the original eligible restricted share awards will be measured as of the grant date of the new restricted share awards. This incremental compensation cost will be recognized ratably over the estimated requisite service period of the new restricted share awards.

To estimate the fair value of the exchanged restricted share award and the new restricted share awards, we use a Monte Carlo simulation model, which incorporates the following assumptions: expected stock price volatility, the expected life of the awards, a risk-free interest rate and expected dividend yield. Significant judgment is required in determining the expected volatility of our common stock. Due to the limited history of trading of our common stock, we have historically determined expected volatility based on a peer group of publicly traded companies.

The amount of compensation cost will depend on a number of factors, including the level of participation in the exchange offer and the assumptions used in the Monte Carlo simulation model as of the grant date or expiration of the offer. Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the exchange offer, we cannot predict the exact amount of the additional compensation cost that would result from the exchange offer.

Section 13.	Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be affected adversely by our exchange of restricted share awards and grant of new restricted share awards as contemplated by the offer, or any Nasdaq Capital Market listing requirements that would be required for the acquisition or ownership of new restricted share awards, or the shares subject thereto as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept eligible restricted share awards for exchange and to grant new restricted share awards for such eligible restricted share awards is subject to the conditions described in Section 7 of this Offer to Exchange.

Section 14.	Material Income Tax Consequences.

Material U.S. federal income tax consequences.

The following is a summary of the material U.S. federal income tax consequences of the exchange of outstanding restricted share awards for new restricted share awards pursuant to the offer for those eligible employees subject to U.S. federal income tax. This discussion is based on the United States Internal Revenue Code, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. If you are a citizen or a resident of the U.S., but also are subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

We recommend that you consult your tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

Eligible employees who exchange eligible restricted share awards for new restricted share awards should not be required to recognize income for U.S. federal income tax purposes on the exchanged restricted share award at the time of the exchange. However, please refer to the tax discussion below regarding a discussion of the tax consequences of receiving new restricted share awards in connection with the exchange.

If you are a U.S. taxpayer, you generally should not have taxable income at the time you are granted a restricted share award. You will recognize ordinary income at the time the restricted share award vests and we deliver the unrestricted shares to you, at which time Concrete Pumping generally will have an obligation to withhold applicable federal and state income taxes as well as social security taxes. The amount of ordinary income you recognize will equal the fair market value of the shares to be delivered to you.

Through the new restricted share award agreement, you will authorize withholding from any amounts payable to you, and you will agree to make adequate provision in cash for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of Concrete Pumping, or any affiliate or subsidiary, which arise in connection with your new restricted share award. In our sole discretion, we may elect, and you authorize us, to withhold vested shares in such amounts as we determine are necessary to satisfy your tax withholding payment obligations. Unless your tax withholding payment obligations are satisfied, we will have no obligation to deliver to you any shares.

Any gain or loss you recognize upon the sale or exchange of shares that you acquire through the vesting of the restricted share award generally will be treated as capital gain or loss and will be long-term or short-term depending upon how long you hold the shares. Shares held more than 12 months are subject to long-term capital gain or loss, while shares held 12 months or less are subject to short-term capital gain or loss.

We recommend that you consult your own tax advisor with respect to the federal, state, and local tax consequences of participating in the offer.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your own tax advisor to discuss the consequences to you of this transaction.

Section 15.	Extension of Offer; Termination; Amendment.

We reserve the right, in our sole discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any eligible restricted share awards. If we elect to extend the period of time during which this offer is open, we will give you written notice of the extension and delay, as described below. If we extend the expiration date, we also will extend your right to withdraw tenders of eligible restricted share awards until such extended expiration date. In the case of an extension, we will issue a press release, email or other form of communication no later than 7:00 a.m. Mountain Time, on the next U.S. business day following the previously scheduled expiration date.

We also reserve the right, in our discretion, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any restricted share award elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving notice of the termination or postponement to you or by making a public announcement of the termination or otherwise as permitted by applicable law. Our reservation of the right to delay our acceptance and cancellation of restricted share awards elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the restricted share awards promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to holders of the restricted share awards or by decreasing or increasing the restricted share awards being sought in this offer.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of outstanding restricted share awards sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the restricted share awards being sought in this offer or the consideration being offered by us for the eligible restricted share awards in this offer, the offer will remain open for at least ten business days from the date of notice of such modification.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

Section 16.	Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting the tender of eligible restricted share awards to be exchanged through this offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the offer, including, but not limited to, any expenses associated with any legal, tax, financial or other advisor consulted or retained by you in connection with this offer.

Section 17.	Additional Information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your eligible restricted share award:

1.	Our Annual Report on Form 10-K for our fiscal year ended October 31, 2019, filed with the SEC on January 14, 2020;

2.	Our Quarterly Report on Form 10-Q for our fiscal quarter ended January 31, 2020, filed with the SEC on March 11, 2020;

3.	Our Quarterly Report on Form 10-Q for our fiscal quarter ended April 30, 2020, filed with the SEC on June 11, 2020;

4.	Our Quarterly Report on Form 10-Q for our fiscal quarter ended July 31, 2020, filed with the SEC on September 9, 2020;

5.

Our Definitive Proxy Statement on Schedule 14A for our 2020 annual meeting of stockholders, filed with the SEC on February 28, 2020, as amended by additional definitive soliciting materials filed on February 28, 2020 and April 13, 2020;

6.	Our Current Reports on Form 8-K filed with the SEC on February 18, 2020 and April 22, 2020; and

7.

The description of our shares of common stock contained in our Registration Statement on Form 8-A, as filed with the SEC on July 25, 2017, including any amendment or report filed for the purpose of updating such description.

Our SEC filings are available to the public on the SEC’s Internet site at www.sec.gov. We also make available on or through our corporate website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Concrete Pumping Holdings, Inc., 500 E. 84th Ave., Suite A-5, Thornton, CO 80229, Attention: Corporate Secretary or by emailing us at exchange@cphinc.net.

The information about us contained in this Offer to Exchange should be read together with the information contained in the documents to which we have referred you in making your decision as to whether or not to participate in this offer.

Section 18.	Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your restricted share award pursuant to the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you should not rely upon that recommendation, representation, or information as having been authorized by us.

Nothing in this document shall be construed to give any person the right to remain in the employ of Concrete Pumping or any subsidiary of Concrete Pumping. Nothing in this document should be considered a contract or guarantee of wages or compensation. Except as otherwise provided under applicable law and/or any employment agreement between you and your employer, the employment relationship between Concrete Pumping and each employee remains “at will” regardless of your participation in the offer and can be terminated by you or your employer at any time with or without cause or notice.

Concrete Pumping Holdings, Inc.

October 1, 2020

Appendix A

Information Concerning the Named Executive Officers and Directors of
Concrete Pumping Holdings, Inc.

Our named executive officers and directors as of October 1, 2020 are set forth in the following table:

Name	Position or Office Held
Bruce Young	Chief Executive Officer and Director
Iain Humphries	Chief Financial Officer, Secretary and Director
David A.B. Brown	Director
Raymond Cheesman	Director
Heather L. Faust	Director
David G. Hall	Director
Brian Hodges	Director
Matthew Homme	Director
Howard D. Morgan	Director
Tariq Osman	Director
John M. Piecuch	Director
M. Brent Stevens	Director

A-1

Appendix B

Summary Financial Information of
Concrete Pumping Holdings, Inc.

We incorporate by reference the consolidated financial statements and notes thereto included in Part II, Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2019. In addition, the Company incorporates by reference the unaudited consolidated financial statements included in Part I, Item 1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2020.

The following tables set forth the Company’s summary historical consolidated financial data for the fiscal years ended October 31, 2019 (Successor) and October 31, 2018 (Predecessor) and the nine month ended July 31, 2020 and the period December 6, 2018 through July 31, 2019, and the Company’s financial position as of such dates. This financial data has been derived from, and should be read in conjunction with, the Company’s audited consolidated financial statements and the related notes filed as part of the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2019 and the unaudited consolidated financial statements and the related notes filed as part of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2020. Financial data for the nine month period ended July 31, 2020 and the period December 6, 2018 through July 31, 2019 are unaudited and, in the opinion of the Company’s management, include all adjustments necessary for a fair presentation of the data. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year.

The Company had a net tangible book value (deficit) of $(2.07) per share as of July 31, 2020.

Concrete Pumping Holdings, Inc.

Consolidated Balance Sheets

	(Unaudited)
	July 31,	October 31,
(in thousands except per share amounts)	2020	2019
ASSETS

Current assets:
Cash and cash equivalents	$4,131	$7,473
Trade receivables, net	44,365	45,957
Inventory	5,339	5,254
Income taxes receivable	4,766	697
Prepaid expenses and other current assets	4,631	3,378
Total current assets	63,232	62,759

Property, plant and equipment, net	305,896	307,415
Intangible assets, net	192,228	222,293
Goodwill	223,565	276,088
Other non-current assets	1,782	1,813
Deferred financing costs	814	997
Total assets	$787,517	$871,365

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Revolving loan	$12,990	$23,555
Term loans, current portion	20,888	20,888
Current portion of capital lease obligations	95	91
Accounts payable	5,910	7,408
Accrued payroll and payroll expenses	11,183	9,177
Accrued expenses and other current liabilities	21,493	28,106
Income taxes payable	1,348	1,153
Deferred consideration	-	1,708
Total current liabilities	73,907	92,086

Long term debt, net of discount for deferred financing costs	348,183	360,938
Capital lease obligations, less current portion	405	477
Deferred income taxes	69,257	69,049
Total liabilities	491,752	522,550

Zero-dividend convertible perpetual preferred stock, $0.0001 par value, 2,450,980 shares issued and outstanding as of July 31, 2020 and October 31, 2019	25,000	25,000

Stockholders' equity
Common stock, $0.0001 par value, 500,000,000 shares authorized, 58,200,084 and 58,253,220 issued and outstanding as of July 31, 2020 and October 31, 2019, respectively	6	6
Additional paid-in capital	354,696	350,489
Treasury stock	(131)	-
Accumulated other comprehensive income (loss)	1,008	(599)
(Accumulated deficit)	(84,814)	(26,081)
Total stockholders' equity	270,765	323,815

Total liabilities and stockholders' equity	$787,517	$871,365

Concrete Pumping Holdings, Inc.

Consolidated Statements of Operations

(Unaudited)

	Successor				Predecessor
(in thousands, except share and per share amounts)	Three Months Ended July 31, 2020	Three Months Ended July 31, 2019	Nine Months Ended July 31, 2020	December 6, 2018 through July 31, 2019	November 1, 2018 through December 5, 2018

Revenue	$77,131	$78,655	$225,111	$174,613	$24,396

Cost of operations	39,330	39,665	123,295	98,396	14,027
Gross profit	37,801	38,990	101,816	76,217	10,369

General and administrative expenses	26,954	28,159	79,941	63,693	4,936
Goodwill and intangibles impairment	-	-	57,944	-	-
Transaction costs	-	176	-	1,458	14,167
Income (loss) from operations	10,847	10,655	(36,069)	11,066	(8,734)

Other income (expense):
Interest expense, net	(8,364)	(9,843)	(26,632)	(24,753)	(1,644)
Loss on extinguishment of debt	-	-	-	-	(16,395)
Other income, net	36	28	139	59	6
Total other expense	(8,328)	(9,815)	(26,493)	(24,694)	(18,033)

Income (loss) before income taxes	2,519	840	(62,562)	(13,628)	(26,767)

Income tax expense (benefit)	(462)	(1,922)	(3,829)	(3,115)	(4,192)

Net income (loss)	2,981	2,762	(58,733)	(10,513)	(22,575)

Less accretion of liquidation preference on preferred stock	(489)	(456)	(1,432)	(1,159)	(126)

Income (loss) available to common shareholders	$2,492	$2,306	$(60,165)	$(11,672)	$(22,701)

Weighted average common shares outstanding
Basic	52,782,663	49,940,411	52,752,884	37,155,182	7,576,289
Diluted	55,892,193	53,122,690	52,752,884	37,155,182	7,576,289

Net income (loss) per common share
Basic	$0.05	$0.05	$(1.14)	$(0.31)	$(3.00)
Diluted	$0.04	$0.05	$(1.14)	$(0.31)	$(3.00)

Concrete Pumping Holdings, Inc.

Consolidated Statements of Comprehensive Income (Loss)

(Unaudited)

	Successor				Predecessor
(in thousands)	Three Months Ended July 31, 2020	Three Months Ended July 31, 2019	Nine Months Ended July 31, 2020	December 6, 2018 through July 31, 2019	November 1, 2018 through December 5, 2018

Net income (loss)	$2,981	$2,762	$(58,733)	$(10,513)	$(22,575)

Other comprehensive income (loss):
Foreign currency translation adjustment	3,821	(4,535)	1,607	(6,441)	(674)

Total comprehensive income (loss)	$6,802	$(1,773)	$(57,126)	$(16,954)	$(23,249)

Appendix C

Agreements Relating to Securities of
Concrete Pumping Holdings, Inc.

The following is summary of agreements relating to securities of Concrete Pumping Holdings, Inc. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to each of the respective agreements.

On December 6, 2018, the Company, formerly known as Concrete Pumping Holdings Acquisition Corp., consummated a business combination transaction (the “Business Combination”) pursuant to which it acquired (i) the private operating company formerly called Concrete Pumping Holdings, Inc. and (ii) the former special purpose acquisition company called Industrea Acquisition Corp (“Industrea”). In connection with the closing of the Business Combination, the Company changed its name to Concrete Pumping Holdings, Inc.

Agreements Relating to Our Common Stock – Stockholders Agreement.

In connection with the Business Combination, Concrete Pumping, the CFLL Sponsor Holdings, LLC (“CFLL Sponsor”), Argand Partners Fund, LP (the “Argand Investor”), certain former holders of the Company’s capital stock (“CPH stockholders”), and Industrea’s former independent directors entered into the Stockholders Agreement, which was amended on April 1, 2019. Pursuant to the Stockholders Agreement each CPH Management Holder (as defined therein) has agreed not to transfer any shares of our common stock acquired by such CPH Management Holder in connection with the Business Combination for a period commencing on December 6, 2018 and ending on (a) December 6, 2019 with respect to one-third of such CPH Management Holder’s securities of the Company held as of the date of Closing; (b) December 6, 2020 with respect to one-third of such CPH Management Holder’s securities of the Company held as of the date of Closing; and (c) December 6, 2021 with respect to one-third of such CPH Management Holder’s securities of the Company held as of the date of Closing; and

In addition, transfers of these securities are permitted in certain limited circumstances as set forth in the Stockholders Agreement, including with the prior written consent of our Board of Directors (with any director who has been designated to serve on our Board by or who is an affiliate of the requesting party abstaining from such vote) and to “affiliates,” as defined in the Stockholders Agreement.

In addition, pursuant to the terms of that certain rollover agreement, dated as of September 7, 2018, among the Company, CFLL Sponsor, Peninsula and the other parties thereto, Peninsula has exercised its right to designate three individuals to serve on our Board: one to serve as a Class I director, one to serve as a Class II director, and one to serve as a Class III director. Under the Stockholders Agreement, Peninsula has nomination rights with respect to: (i) one director for as long as Peninsula beneficially owns more than 5% and up to 15% of the issued and outstanding shares of our common stock; (ii) two individuals for as long as Peninsula beneficially owns more than 15% and up to 25% of the issued and outstanding shares of our common stock; and (iii) three directors for as long as Peninsula owns more than 25% of the issued and outstanding shares of our common stock. If Peninsula’s beneficial ownership falls below one of these thresholds, Peninsula’s nomination right in respect of such threshold will permanently expire. On December 9, 2018, Peninsula designated and we appointed each of M. Brent Stevens, Matthew Homme and Raymond Cheesman to serve on our Board.

The Stockholders Agreement also provides that these stockholders will have certain demand and/or “piggyback” registration rights with respect to the shares of common stock held by them. We will bear certain expenses incurred in connection with the exercise of such rights.

Agreements Relating to Our Common Stock – Public Warrants.

Effective upon the consummation of the Business Combination, each warrant outstanding for the purchase of one share of Industrea’s common stock prior to the consummation of the Business Combination became exercisable for one share of our common stock, with all other terms of such warrants remaining unchanged. The following is a description of the warrants.

Each public warrant entitles the registered holder to purchase one whole share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on January 5, 2019. The public warrants will expire on December 6, 2023, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. As of July 31, 2020, there were 13,017,777 public warrants outstanding.

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a public warrant and will have no obligation to settle such public warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the public warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No public warrant will be exercisable and we will not be obligated to issue shares of common stock upon exercise of a public warrant unless common stock issuable upon such public warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the public warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such public warrant will not be entitled to exercise such public warrant and such public warrant may have no value and expire worthless. In no event will we be required to net cash settle any public warrant. In the event that a registration statement is not effective for the exercised public warrants, the purchaser of a unit containing such public warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

We registered the issuance of the shares of common stock issuable upon exercise of the public warrants pursuant to the registration statement of which the proxy statement/prospectus formed. Under the Warrant Agreement, we are required to maintain a current prospectus relating to those shares of common stock until the public warrants expire or are redeemed, as specified in the Warrant Agreement. A registration statement covering the shares of common stock issuable upon exercise of the public warrants was declared effective by the SEC on February 15, 2019. If, at any time, prior to the expiration or redemption of the public warrants, as specified in the Warrant Agreement, we fail to maintain an effective registration statement with respect to such shares, warrant holders may exercise their public warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our common stock is at the time of any exercise of a public warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will be required to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the public warrants become exercisable, we may call the public warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

●

if, and only if, the reported closing price of our common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

If and when the public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the public warrants, each warrant holder will be entitled to exercise his, her or its public warrant prior to the scheduled redemption date. However, the price of our common stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price (for whole shares) after the redemption notice is issued.

If we call the public warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its public warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their public warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of public warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our public warrants. If our management takes advantage of this option, all holders of public warrants would pay the exercise price by surrendering their public warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the public warrants, multiplied by the difference between the exercise price of the public warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the public warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the public warrants.

A holder of a public warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such public warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each public warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) one minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the public warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the public warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each public warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the public warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the public warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the public warrants would have received if such holder had exercised their public warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each public warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of common stock, the holder of a public warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the public warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of our common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the public warrant properly exercises the public warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the public warrant. The purpose of such exercise price reduction is to provide additional value to holders of the public warrants when an extraordinary transaction occurs during the exercise period of the public warrants pursuant to which the holders of the public warrants otherwise do not receive the full potential value of the public warrants.

The warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Industrea, which was assumed by the Company upon the consummation of the Business Combination. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of public warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their public warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.